      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2001


                                                      REGISTRATION NO. 333-45824
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BARR LABORATORIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                           22-1927534
 (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

                            ------------------------

                          2 QUAKER ROAD, PO BOX D 2900
                          POMONA, NEW YORK 10970-0519
                                 (845) 362-1100
                         (ADDRESS AND TELEPHONE NUMBER
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 MARTIN ZEIGER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            BARR LABORATORIES, INC.
                          2 QUAKER ROAD, PO BOX D 2900
                             POMONA, NY 10970-0519
                                 (845) 362-1100
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

         M. FINLEY MAXSON                    JONATHAN I. MARK
         WINSTON & STRAWN                CAHILL GORDON & REINDEL
       35 WEST WACKER DRIVE                   80 PINE STREET
     CHICAGO, ILLINOIS 60601             NEW YORK, NEW YORK 10005
          (312) 558-5600                      (212) 701-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


May 3, 2001

Subject to Completion


                                3,000,000 SHARES


                                  [BARR LOGO]
                                  COMMON STOCK
                         ------------------------------


     Sherman Delaware, Inc., the selling shareholder, is offering 3,000,000 shares of our common stock in a firmly underwritten offering. We will not receive any proceeds from the sale of shares of common stock by Sherman Delaware.

                         ------------------------------


     Our common stock is listed on the New York Stock Exchange under the symbol "BRL." The last reported sale price of our common stock on the New York Stock Exchange on May 2, 2001, was $56.53 per share.


     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                                                              Per Share     Total
                                                              ---------     -----
Offering Price
Discounts and Commissions to Underwriters
Offering Proceeds to Selling Shareholder


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The selling shareholder has granted the underwriters the right to purchase up to 450,000 additional shares of common stock to cover any over-allotments.


                         BANC OF AMERICA SECURITIES LLC

                                              , 2001

                               TABLE OF CONTENTS


Prospectus Summary..........................................    3
Risk Factors................................................    8
Use of Proceeds.............................................   13
Price Range of Our Common Stock.............................   13
Selected Consolidated Financial Data........................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   16
Business....................................................   21
Management..................................................   36
Selling Shareholder.........................................   38
Description of Capital Stock................................   38
Underwriting................................................   39
Legal Matters...............................................   41
Experts.....................................................   41
Where You Can Find More Information.........................   41
Index to Financial Statements...............................  F-1


                            ------------------------

                               PROSPECTUS SUMMARY

                            BARR LABORATORIES, INC.

OVERVIEW


     We are a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary prescription pharmaceuticals. We currently market more than 80 pharmaceutical products, representing various dosage strengths and product forms of more than 30 chemical entities. We principally focus on developing and marketing generic and proprietary products in the oncology and female healthcare categories, including hormone replacement and oral contraceptives. For the twelve months ended December 31, 2000, our total revenues were $465.3 million and our net income was $47.2 million. We also spent $47.7 million on research and development to support both our generic and proprietary development during that twelve month period.


     Our business strategy has three core components:

     - developing and marketing selected generic pharmaceuticals that have one or more barriers to entry;

     - developing and introducing proprietary pharmaceuticals that will have some period of market exclusivity; and

     - developing the generic versions, and then challenging patents protecting brand pharmaceuticals that we believe are either invalid, unenforceable or not infringed by our products.

     Our product development strategy is to develop pharmaceutical products which present barriers to entry that may limit competition and, therefore, offer longer product life-cycles and/or higher potential profitability. The characteristics of the products that we pursue may include:

     - the need for specialized manufacturing capabilities;

     - difficulty in raw material sourcing;

     - complex formulation or development characteristics;

     - regulatory or legal challenges; or

     - sales and marketing challenges.


     We are developing more than 60 generic pharmaceutical products, including 21 generic product Abbreviated New Drug Applications, or ANDAs, filed at the FDA which had total U.S. brand and generic sales of approximately $3.8 billion for the twelve months ended January 31, 2001. We also have five generic product ANDAs for which we have tentative approval. These products, which are the subject of patent challenges, had total U.S. brand sales of approximately $3.6 billion for the twelve months ended January 31, 2001. We expect to file another 6 to 10 generic ANDAs in fiscal 2001. These products had total U.S. brand and generic sales of approximately $1.5 billion for the twelve months ended January 31, 2001.



     In addition, we are in various stages of development on a number of proprietary pharmaceuticals, including two products which are in Phase III clinical trials. Five of the proprietary products in development will compete in target markets that had total U.S. brand and generic sales of over $3.2 billion for the twelve months ended January 31, 2001.


GENERIC PHARMACEUTICALS


     Our generic product line includes more than 80 pharmaceutical products representing various dosage strengths and product forms of more than 30 chemical entities. Our products are manufactured in tablet, capsule and powder form.


     Tamoxifen citrate. Our largest selling product is Tamoxifen citrate, or Tamoxifen, a breast cancer therapy that accounted for $297.4 million, or 68% of our product sales for our fiscal year ended June 30, 2000. Tamoxifen citrate is the generic name for AstraZeneca Pharmaceuticals L.P.'s Nolvadex(R). In 1993, following the settlement of a patent challenge against AstraZeneca, the innovator of Tamoxifen, we entered into a non-exclusive supply and distribution agreement. We are the only distributor of Tamoxifen in the United States other than AstraZeneca. We have a tentatively approved ANDA to manufacture the 10 mg tablet of Tamoxifen and are awaiting approval of our 20 mg tablet application. After patent expiry in August 2002, we expect that we will continue to sell Tamoxifen either as a distributed product or as our own manufactured product. Our cost to manufacture Tamoxifen should be lower than our cost to purchase it and, as a result, we believe our profit margins on Tamoxifen will improve once we begin to sell our manufactured product.



     Warfarin Sodium. Our second largest selling product is Warfarin Sodium, the generic equivalent of DuPont Pharmaceutical's Coumadin(R), an anti-coagulant. Total U.S. generic and brand sales of Warfarin Sodium were approximately $455 million for the twelve months ended January 31, 2001. During the month of February 2001, 29% of prescriptions written for the product were filled with our product.


PROPRIETARY PRODUCTS


     Our proprietary product development activities are not focused on discovering new molecules. We pursue candidates in three primary categories:



     - existing chemical compounds where the development of new forms (liquid vs. tablets or different dosages) offer therapeutic or marketing advantages;



     - new chemical entities in selected therapeutic categories, including some that are marketed in other countries but not currently sold in the United States; and



     - patent protected proprietary products in late stages of development.



     Pursuing products in these categories allows us to focus on products that should take less time and cost to gain approval than if we pursued new molecules. Our strategy focuses on products that we expect will have some period of market exclusivity and generate higher gross margins and maintain profitability longer than most generic products. In addition, we seek to license or acquire patented products.



     We are developing a number of proprietary products. Five of the products would compete in the oncology, oral contraception and anti-viral categories.



     CyPat. Cyproterone Acetate, which we intend to market in the United States under the name CyPat, is a steroid that blocks the actions of testosterone. Cyproterone Acetate is not currently approved for marketing in the United States. Internationally, Cyproterone Acetate is mainly used in the management of prostate cancer. We have initiated a Phase III clinical trial to study the efficacy and safety of CyPat for the treatment of hot flashes following surgical or chemical castration in prostate cancer patients. The clinical studies are expected to include approximately 600 patients at approximately 60 sites across the country. We have enrolled approximately 300 patients to date. We are working to complete enrollment of our Phase III clinical trial by March 2002. Pending FDA approval, CyPat could reach consumers as early as the second half of calendar 2004. Of the more than 2.4 million patients in the United States who have been diagnosed with prostate cancer, CyPat may prove suitable for treating approximately 100,000 patients. We expect to receive a five-year new chemical entity exclusivity and have a patent, which expires in 2018, that covers the use of CyPat in prostate cancer patients.



     SEASONALE. SEASONALE is a patent protected oral contraceptive regimen under which women would take the product for up to 84 consecutive days, and then would have a seven-day pill-free interval. The proposed SEASONALE regimen is expected to result in only 4 menstrual cycles per year, or one per "season". We have initiated a Phase III clinical trial evaluating the use of two dose levels of SEASONALE in a 91-day cycle administered for approximately 12 months and two dose levels of conventional oral contraceptive therapy administered for approximately 12 months. In January 2001, we completed enrollment and approximately 1,300 patients are actively participating in our Phase III clinical trial, which is expected to be completed by January 2002. Pending FDA approval, SEASONALE could reach consumers as early as the second half of calendar 2003. The SEASONALE regimen is patent protected through 2017.

PATENT CHALLENGES


     We also actively challenge the patents protecting branded pharmaceutical products where we believe the patents are either invalid, unenforceable or not infringed by our products. We have initiated seven patent challenges: two have been resolved through settlement, two have resulted in favorable court decisions pending appeals, two are awaiting court decisions and, in one case, the patent was upheld.



     Ciprofloxacin. In January 1997, we and Bayer AG, the innovator of Ciprofloxacin, resolved pending patent litigation regarding Ciprofloxacin. Ciprofloxacin is the generic equivalent of Bayer AG's Cipro(R), a leading anti-infective. Total U.S. brand sales were approximately $925 million in the twelve months ended January 31, 2001. As part of the resolution, we entered into a contingent, non-exclusive supply agreement, or the supply agreement, which ends with the expiration of the patent in December 2003. Under the supply agreement, Bayer has the option to make payments to us or must allow us and Rugby Laboratories, now owned by Watson Pharmaceuticals, Inc., to purchase Ciprofloxacin from Bayer at a pre-determined discount. If Bayer chooses not to provide the product to us, we expect to receive cash and recognize related proceeds ranging from approximately $28 million to $31 million per year through our fiscal year ending June 30, 2003. The supply agreement also provides that, six months prior to patent expiry, if we are not already distributing the product, we and Rugby Laboratories will have the right to begin distributing Ciprofloxacin product manufactured by Bayer.



     Fluoxetine. Fluoxetine is the generic equivalent of Eli Lilly Company's antidepressant, Prozac(R) which had annual sales of $2.7 billion for the twelve months ended January 31, 2001. We filed our ANDA for the 20 mg capsule of Fluoxetine in February 1996, and were sued for patent infringement by Lilly, initiating the patent challenge process. The 20 mg Prozac capsule had annual sales of approximately $2.2 billion for the twelve months ended January 31, 2001. We also have tentative approval for our 10 mg capsule and are awaiting approval on our 10 mg tablet version of Fluoxetine.



     On August 9, 2000, the U.S. Court of Appeals for the Federal Circuit, located in Washington, D.C., ruled in favor of our challenge to a Lilly patent protecting Prozac. The Court unanimously upheld our "double-patenting" claims, finding that the invention claimed in Lilly's patent already had been the subject of a previous patent, and thus could not be patent-protected for a second time. In so ruling, the Court struck down a patent that would have protected Prozac from generic competition until after December 2003. On October 6, 2000, Lilly filed a petition asking the full panel of the Court of Appeals to rehear the case. The Court of Appeals has not yet ruled on Lilly's petition, and Lilly is expected to seek review by the U.S. Supreme Court if the Court of Appeals does not reverse the present ruling. If the August 9, 2000 ruling is not reversed, we and our partner, Apotex, Inc., expect to introduce our generic Prozac 20 mg capsule product in August 2001, after the expiration of the additional six months of exclusivity Lilly was granted by the FDA for pediatric use.


     We incorporated in 1970 as a New York corporation. Our executive offices are located at 2 Quaker Road, PO Box D 2900, Pomona, NY, 10970-0519, and our telephone number at that address is (845) 362-1100. We maintain a website on the Internet at www.barrlabs.com. Our website, and the information contained therein, is not part of this prospectus.


     The Barr "b," "SEASONALE", "Mylocel", "Trexall" and "CyPat" are our registered trademarks. All other trademarks and registered trademarks used in this prospectus are the property of their respective owners.

                                  THE OFFERING


Common stock offered by the selling
shareholder.........................     3,000,000 shares



Common stock to be outstanding after
the offering........................     35,329,524 shares(1)



Use of proceeds.....................     We will not receive any proceeds from
                                         the sale of shares of common stock by
                                         the selling shareholder.


New York Stock Exchange symbol......     BRL
---------------

(1) As of December 31, 2000, excludes 2,699,272 shares of common stock reserved for issuance upon the exercise of outstanding options granted pursuant to our 1993 Stock Incentive Plan, the 1986 Stock Option Plan and the 1993 Stock Option Plan for Non-Employee Directors at a weighted average exercise price of $23.89 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                            SIX MONTHS ENDED
                                                   YEAR ENDED JUNE 30,                        DECEMBER 31,
                                   ----------------------------------------------------    -------------------
                                     1996       1997       1998       1999     2000(1)       1999     2000(1)
                                   --------   --------   --------   --------   --------    --------   --------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS:
REVENUES:
  Product sales..................  $232,224   $257,436   $346,638   $415,950   $440,110    $206,090   $221,436
  Development and other
     revenue.....................        --         --         --         --         --          --      9,807
                                   --------   --------   --------   --------   --------    --------   --------
Total revenues...................   232,224    257,436    346,638    415,950    440,110     206,090    231,243
COSTS AND EXPENSES:
  Cost of sales..................   189,394    217,196    266,002    301,393    315,652     143,299    155,658
  Selling, general and
     administrative..............    21,695     23,391     38,990     40,439     45,000(5)   20,797     25,062
  Research and development.......    11,274     13,536     18,955     22,593     40,451      18,663     25,894
                                   --------   --------   --------   --------   --------    --------   --------
Earnings from operations.........     9,861      3,313     22,691     51,525     39,007      23,331     24,629
Proceeds from patent challenge
  settlement(2)..................        --     27,050     30,666     28,083     27,584      13,583     14,000
Interest income, net.............     1,011      1,459      1,318        483      2,687         880      3,763
Other income (expense)...........       637        228        (17)        36        347         451      1,774
                                   --------   --------   --------   --------   --------    --------   --------
Earnings before income taxes and
  extraordinary loss.............    11,509     32,050     54,658     80,127     69,625      38,245     44,166
Income tax expense...............     4,368     12,603     21,148     30,877     25,448      14,358     17,255
                                   --------   --------   --------   --------   --------    --------   --------
Earnings before extraordinary
  loss...........................     7,141     19,447     33,510     49,250     44,177      23,887     26,911
Extraordinary loss on early
  extinguishment of debt, net of
  taxes..........................      (125)        --       (790)        --         --          --         --
                                   --------   --------   --------   --------   --------    --------   --------
Net earnings.....................  $  7,016   $ 19,447   $ 32,720   $ 49,250   $ 44,177    $ 23,887   $ 26,911
                                   ========   ========   ========   ========   ========    ========   ========
EARNINGS PER COMMON SHARE(3)(4):
Earnings before extraordinary
  loss...........................  $   0.23   $   0.61   $   1.02   $   1.45   $   1.28    $   0.70   $   0.77
Net earnings.....................      0.22       0.61       1.00       1.45       1.28        0.70       0.77
EARNINGS PER COMMON SHARE --
  ASSUMING DILUTION(3)(4):
Earnings before extraordinary
  loss...........................  $   0.22   $   0.58   $   0.96   $   1.39   $   1.24    $   0.67   $   0.71
Net earnings.....................      0.21       0.58       0.94       1.39       1.24        0.67       0.71
Weighted average shares..........    31,452     31,700     32,716     33,877     34,406      34,273     35,172
Weighted average
  shares -- assuming dilution....    32,636     33,645     34,785     35,373     35,715      35,440     37,684



                                                              DECEMBER 31, 2000
                                                              -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $195,015
Working capital.............................................       241,017
Total assets................................................       502,361
Long-term debt, excluding current portions..................        26,408
Shareholders' equity........................................       317,174


---------------


(1) As discussed in Note 1 in the Consolidated Financial Statements, the financial statements have been restated. The restatement results from a revision in the method of accounting for the warrants issued to DuPont in connection with the DuPont strategic alliance executed in March 2000.



(2)Amounts were previously included in revenues as "proceeds from supply agreements" and have been reclassified to "proceeds from patent challenge settlement."



(3) Fiscal 1996 amounts have been adjusted for 3-for-2 stock splits in June 2000 and May 1997, effected in the form of a 50% stock dividend. Fiscal 1997, 1998 and 1999 amounts have been adjusted for the June 2000 3-for-2 stock split effected in the form of a 50% stock dividend.



(4) Fiscal 1997 and 1996 earnings per share amounts have been restated to conform with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share."



(5)Includes approximately $2,500 in one-time legal charges associated with finalizing our definitive agreements with DuPont.

                                  RISK FACTORS

IF WE CANNOT INTRODUCE NEW PRODUCTS THAT ARE ACCEPTED BY THE MARKET, OUR REVENUES AND PROFITS MAY NOT GROW.

     Generic pharmaceuticals that are launched when there is limited or no other generic competition are typically sold at higher selling prices than when there are several generic pharmaceutical alternatives available. As a result, such products often produce higher gross profit margins. As competition from other manufacturers intensifies, selling prices and gross profit margins typically decline. These price declines vary from approximately 25% to as much as 90% depending on several factors, including the number of competitors, the price of the brand product and the pricing strategy of the new competitors. In addition, our revenues could decline as brand pharmaceutical companies introduce new therapies that compete with our products.


     In order to offset these potential declines and to generate revenue growth, we aggressively invest in research and development. We currently have more than 60 generic and proprietary pharmaceutical products under development, including 21 generic products awaiting approval at the FDA and two proprietary products in Phase III clinical trials. If we are unable to introduce these products in development or the market does not accept these products, then our future operating results will suffer.


IF TAMOXIFEN FACES COMPETITION, OR THE MANUFACTURER OF TAMOXIFEN FAILS TO SUPPLY US, OUR SALES AND PROFITS WOULD SUFFER.

     Tamoxifen is currently one of the leading therapies in the treatment of breast cancer. As a result of a settlement of a patent challenge, AstraZeneca manufactures the product for us and we distribute it. Tamoxifen accounted for approximately two-thirds of our product sales and approximately 25-30% of our gross profits during the last three years. Our Tamoxifen sales and profits may be negatively impacted by several factors, including:


     - Generic competition -- The patent covering Tamoxifen expires in August 2002. We expect a limited number of competitors when the patent expires or six months later if AstraZeneca obtains a pediatric extension. If we are not able to maintain a significant market share after their launch or if pricing declines more rapidly than we expect, our revenues may decline more than we expect and our profits from Tamoxifen may decline below current levels. On November 30, 2000, the remaining challenge against the patent covering Tamoxifen was dismissed. Therefore, we do not expect there will be a successful challenge to the patent.



     - Competition from new therapies -- Many pharmaceutical companies, including AstraZeneca, are developing new breast cancer therapies that may compete with Tamoxifen for all or a portion of the patients who use Tamoxifen. If any of these new breast cancer therapies are perceived or demonstrated to be better therapies than Tamoxifen and are introduced to the market, use of Tamoxifen could be reduced.



     - Supply interruptions -- We have an agreement which requires AstraZeneca to supply us product to meet our requirements through August 21, 2002 or the date a final unappealable judgment holds the Tamoxifen patent invalid or unenforceable. If AstraZeneca's production is disrupted, we may not be able to obtain the required quantities to meet demand. If we were unable to meet demand, our sales and profits would decline.

WE ARE SUBJECT TO ANTITRUST LITIGATION AND TO U.S. AGENCY ANTITRUST INVESTIGATIONS RELATING TO PATENT LITIGATION SETTLEMENTS, WHICH COULD TAKE CONSIDERABLE TIME AND MONEY TO RESOLVE AND, IF ADVERSELY CONCLUDED, COULD LIMIT THE OPTIONS WE HAVE TO RESOLVE THESE CHALLENGES THAT ARE A SIGNIFICANT PART OF OUR BUSINESS STRATEGY AND COULD NEGATIVELY AFFECT OUR PROFITS.


     On June 30, 1999, we received a civil investigative demand and a subpoena from the Federal Trade Commission, or FTC, that, although not alleging any wrongdoing, sought documents and data relating to the January 1997 agreements resolving patent litigation involving Ciprofloxacin hydrochloride, which had been pending in the U.S. District Court for the Southern District of New York. The FTC is investigating whether we, through settlement and supply agreements, have engaged or are engaging in activities in violation of the antitrust laws. We continue to cooperate with the FTC in this investigation.


     The FTC investigation described above could take considerable time and money to resolve. In addition, the antitrust authorities' investigation of patent settlement arrangements may limit the options we have to resolve these challenges that are a significant part of our business strategy.

     Putative class actions and individual actions have been filed against us in a number of state and federal courts, alleging anti-competitive practices and violations of antitrust laws and related state statutes. The adverse outcome in the class actions or individual actions, or the expense to us of defending such actions, whether or not there is an adverse outcome, could materially harm our profits and cash flows.

IF BRANDED PHARMACEUTICAL COMPANIES' LEGISLATIVE AND REGULATORY EFFORTS TO LIMIT THE USE OF GENERICS ARE SUCCESSFUL, THEN OUR SALES OF PRODUCTS SUBJECT TO THESE EFFORTS MAY SUFFER.


     Many branded pharmaceutical companies have increasingly used state and federal legislative and regulatory means to delay generic competition. These efforts have included:



     - pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for a number of more years or otherwise delay the launch of generics,


     - using the Citizen Petition process to request amendments to FDA standards,

     - seeking changes to the United States Pharmacopeia, an organization which publishes industry recognized compendia of drug standards, and

     - attaching patent extension amendments to non-related federal legislation.

     In addition, some branded pharmaceutical companies have engaged in state-by-state initiatives to enact legislation that restricts the substitution of some generic drugs. Some of these initiatives have limited the generic substitution of Warfarin Sodium, our second largest product, and may have similar impact on products that we are developing.


PROPOSED FDA REGULATIONS AND RECENT FDA GUIDELINES AND RULES GRANTING PEDIATRIC EXTENSIONS MAY IMPAIR OUR ABILITY TO UTILIZE FULLY THE 180-DAY GENERIC MARKETING EXCLUSIVITY PERIOD FOR PATENT CHALLENGES, INCLUDING PROZAC, SUBSTANTIALLY DIMINISHING THE VALUE OF A FAVORABLE RULING.


     One of the key motivations for challenging patents is the 180-day period of market exclusivity. Under the Hatch-Waxman Act, the first company to file an acceptable ANDA for a patented drug and to certify that one or more of the patents protecting the drug is invalid or not infringed is eligible for 180 days of market exclusivity. That is, the FDA may not approve another generic version of the product for any company during the first 180 days following certain specified triggering events. This period of market exclusivity may provide the patent challenger with the opportunity to earn a return on the risks taken and its legal and development costs and to build its market share.



     In August 1999, the FDA issued a notice of proposed rulemaking in which it proposed new regulations for implementing the 180-day generic market exclusivity provision. Additionally, the FDA announced a proposed modification to its proposed generic drug exclusivity rule in a March 2000 industry Guidance. In general, the proposed rule and Guidance would make a generic manufacturer's ability to obtain and benefit from the market exclusivity provisions of the Hatch-Waxman Act more uncertain. If adopted and upheld, the proposed rule could impair our ability to obtain and utilize market exclusivity in patent challenge cases, including the August 9, 2000 court ruling in favor of our challenge of a patent protecting Eli Lilly's Prozac discussed earlier in this prospectus. If we lose some or all of the 180 days of exclusivity, we expect the value of the favorable Prozac ruling could be substantially diminished.



     In 1997, Congress enacted a new provision designed to reward branded pharmaceutical companies for conducting research to measure the safety of its products in children. If a branded company has a patent protecting the product that is either unchallenged or whose validity is upheld by a court, it is eligible to apply for an additional six months of market exclusivity following the patent's expiration. This is known as "pediatric exclusivity." Thus, where pediatric exclusivity is requested by a branded company and granted by the FDA, the commencement of generic competition could possibly be delayed by six months.



     Eli Lilly and Company has already sought and obtained pediatric exclusivity on Prozac, thus delaying generic entry until August 2, 2001.



     In an informal response to a Congressional request, the FDA's Associate Commissioner for Legislation has taken the position that, in some cases, the six-month pediatric exclusivity period could potentially overlap with the 180-day generic exclusivity period and that, during any such overlap, pediatric exclusivity could prevent a generic company from obtaining the economic value of the 180-day generic exclusivity. If pediatric exclusivity is found to overlap with and block generic exclusivity, and if a district court judgment is entered in the Prozac patent litigation prior to August 2, 2001, we could potentially lose the economic benefit of the portion of our 180-day generic exclusivity period represented by the period between the district court judgment and August 2, 2001.


IF WE DO NOT OBTAIN A SALES ORGANIZATION TO SELL OUR FUTURE PROPRIETARY PRODUCTS, WE WILL NOT BE ABLE TO GENERATE SALES AND PROFITS FROM THESE PRODUCTS.


     Nearly all of our proprietary products will require sales representatives that promote those products directly to physicians. At this time, we do not employ such sales representatives. When our products become available for commercial launch, we may be unable to license our products to pharmaceutical companies with sales organizations, enter into favorable co-promotion or contract sales arrangements, and/or recruit or acquire an effective sales organization. If we are unable to put a sales force in place, either on our own or through one of these types of arrangements, we may not realize sales and profits from these products.


WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS, FOR WHICH WE MAY BE INADEQUATELY INSURED.

     Manufacturing, marketing, selling and testing pharmaceutical products involve a risk of product liability. Even unsuccessful product liability claims could require us to spend money on litigation, divert management's time, damage our reputation and impair the marketability of our products. We maintain $20 million of product liability insurance and have an indemnification provision in our Tamoxifen agreement. However, such measures may be inadequate to remove the risk of some product liability claims.

AN EXISTING SHAREHOLDER WILL OWN APPROXIMATELY 34% OF OUR COMMON STOCK WHICH MAY ALLOW HIM TO INFLUENCE SHAREHOLDER VOTES.



     Upon the completion of the offering, Dr. Bernard Sherman, a Barr director and beneficial owner of Apotex, Inc., will beneficially own approximately 33.5% of our outstanding common stock, before giving effect to the exercise of the underwriters' over-allotment option. Dr. Sherman does not participate in the daily management of our company. However, he may be able to influence the outcome of shareholder votes, including votes concerning the elections of directors, the adoption or amendment of provisions in our Certificate of Incorporation, and the approval of mergers and other significant corporate transactions.


THE LOWER TRADING VOLUME AND LOWER PUBLIC OWNERSHIP OF OUR COMMON STOCK MAY CONTRIBUTE TO ITS PRICE VOLATILITY.


     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like the stock prices of many publicly traded pharmaceutical and specialty pharmaceutical companies, has been and may continue to be highly volatile. In particular, the volatility in our shares is influenced by lower trading volume and lower public ownership relative to other publicly held specialty pharmaceutical companies. For example, our stock price has ranged from $20 per share to over $80 per share since January 1, 2000. Our average weekly dollar trading volume for the six months ended April 26, 2001 was approximately $129 million, compared to an average of $153 million for five of our specialty pharmaceutical competitors. In addition, 56% of our total shares outstanding are publicly owned, compared to an average of 90% for those same competitors. Having a smaller percentage of shares owned by the public, as compared to such competitors, means that our stock is relatively less liquid and thus more susceptible to large price fluctuations.


     The following factors, among others, may have a significant impact on the market price of our common stock:

     - the sale or attempted sale of a large amount of our common stock into the market,

     - announcements of technological innovations or new commercial products by us or our competitors,

     - timing and outcome of legal proceedings, including decisions regarding the timing and outcome of FDA and court decisions relating to the exclusivity period related to patent challenges,

     - publicity regarding actual or potential medical results relating to marketed products, or to products under development by us or our competitors, and

     - announcements of new patents by brand companies that may delay the timing of our generic product launches.

BECAUSE WE HAVE NOT PAID CASH DIVIDENDS, INVESTORS MUST LOOK TO STOCK APPRECIATION FOR A RETURN ON THEIR INVESTMENT IN US.

     We have never paid and do not presently intend to pay any cash dividends. Thus, investors should only look to appreciation in the value of their shares for a return on their investment. In addition, we are limited by existing debt covenants as to the amount of dividends we can pay. Our current policy is to retain our earnings, if any, to finance expansion and product development. Payment of dividends in the future will depend on our earnings and financial condition and other factors our Board of Directors may consider or deem appropriate at the time.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of Barr Laboratories, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Barr Laboratories, Inc. common stock. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities.


     Except for the historical information contained herein, this prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. These risks and uncertainties include: the timing and outcome of legal proceedings; the difficulty in predicting the timing of FDA approvals; the difficulty in predicting the timing and outcome of court decisions on patent challenges; the court and FDA decisions on exclusivity periods; market and customer acceptance and demand for new pharmaceutical products; the ability to market proprietary products; the impact of competitive products and pricing; timing and success of product development and launch; availability of raw materials; the regulatory environment; fluctuations in operating results; and, other risks detailed from time-to-time in our filings with the SEC. Forward-looking statements can be identified by their use of words such as "expects," "plans," "will," "believes," "may," "could", "estimates," "intends" and other words of similar meaning. Should known or unknown risks or uncertainties materialize, or should our assumptions prove inaccurate, actual results could vary materially from those anticipated.

                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the common stock by the selling shareholder.



                          PRICE RANGE OF COMMON STOCK


     Since February 10, 1998, our common stock has been listed and traded on the New York Stock Exchange. Prior to February 10, 1998, our common stock was listed and traded on the American Stock Exchange. The following table sets forth, for the quarterly periods indicated, high and low prices of the common stock. Amounts reflect adjustments for our June 2000 3-for-2 stock split.


                                                               LOW       HIGH
                                                              ------    ------
FISCAL YEAR ENDED JUNE 30, 1998:
  First Quarter.............................................  $24.67    $32.67
  Second Quarter............................................   21.67     26.75
  Third Quarter.............................................   22.17     27.83
  Fourth Quarter............................................   25.21     31.29
FISCAL YEAR ENDED JUNE 30, 1999:
  First Quarter.............................................  $16.46    $26.50
  Second Quarter............................................   16.59     33.17
  Third Quarter.............................................   18.92     32.37
  Fourth Quarter............................................   19.00     27.00
FISCAL YEAR ENDED JUNE 30, 2000:
  First Quarter.............................................  $18.88    $26.75
  Second Quarter............................................   19.00     23.50
  Third Quarter.............................................   20.00     33.92
  Fourth Quarter............................................   25.38     45.88
FISCAL YEAR ENDING JUNE 30, 2001:
  First Quarter.............................................  $43.63    $80.13
  Second Quarter............................................   54.19     77.19
  Third Quarter.............................................   44.50     75.59
  Fourth Quarter (through May 2, 2001)......................   48.28     58.50



     The last reported sales price for our common stock on the New York Stock Exchange on May 2, 2001 was $56.53 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in the prospectus. We derived the statements of operations data for the three years ended June 30, 2000 and the balance sheet data at June 30, 1999 and 2000 from our audited financial statements. We derived the statements of operations for the two years ended June 30, 1996 and the balance sheet data as of June 30, 1996, 1997 and 1998 from audited financial statements which are not included in the prospectus. We derived the statement of operations data for the periods ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 2000 from unaudited financial statements which are not included in the prospectus. The results of operations for the six months ended December 31, 2000 are not necessarily indicative of the results of operations to be expected for the fiscal year ending June 30, 2001.


                                                                                   SIX MONTHS ENDED
                                         YEAR ENDED JUNE 30,                         DECEMBER 31,
                         ----------------------------------------------------     -------------------
                           1996       1997       1998       1999     2000(1)        1999     2000(1)
                         --------   --------   --------   --------   --------     --------   --------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF
  OPERATIONS DATA:
REVENUES:
  Product sales........  $232,224   $257,436   $346,638   $415,950   $440,110     $206,090   $221,436
  Development and other
     revenue...........        --         --         --         --         --           --      9,807
                         --------   --------   --------   --------   --------     --------   --------
Total revenues.........   232,224    257,436    346,638    415,950    440,110      206,090    231,243
COSTS AND EXPENSES:
  Cost of sales........   189,394    217,196    266,002    301,393    315,652      143,299    155,658
  Selling, general and
     administrative....    21,695     23,391     38,990     40,439     45,000(5)    20,797     25,062
  Research and
     development.......    11,274     13,536     18,955     22,593     40,451       18,663     25,894
                         --------   --------   --------   --------   --------     --------   --------
Earnings from
  operations...........     9,861      3,313     22,691     51,525     39,007       23,331     24,629
Proceeds from patent
  challenge
  settlement(2)........        --     27,050     30,666     28,083     27,584       13,583     14,000
Interest income, net...     1,011      1,459      1,318        483      2,687          880      3,763
Other income
  (expense)............       637        228        (17)        36        347          451      1,774
                         --------   --------   --------   --------   --------     --------   --------
Earnings before income
  taxes and
  extraordinary loss...    11,509     32,050     54,658     80,127     69,625       38,245     44,166
Income tax expense.....     4,368     12,603     21,148     30,877     25,448       14,358     17,255
                         --------   --------   --------   --------   --------     --------   --------
Earnings before
  extraordinary loss...     7,141     19,447     33,510     49,250     44,177       23,887     26,911
Extraordinary loss on
  early extinguishment
  of debt, net of
  taxes................      (125)        --       (790)        --         --           --         --
                         --------   --------   --------   --------   --------     --------   --------
Net earnings...........  $  7,016   $ 19,447   $ 32,720   $ 49,250   $ 44,177     $ 23,887   $ 26,911
                         ========   ========   ========   ========   ========     ========   ========
EARNINGS PER COMMON
  SHARE(3)(4):
Earnings before
  extraordinary loss...  $   0.23   $   0.61   $   1.02   $   1.45   $   1.28     $   0.70   $   0.77
Net earnings...........      0.22       0.61       1.00       1.45       1.28         0.70       0.77
EARNINGS PER COMMON
  SHARE -- ASSUMING
  DILUTION(3)(4):
Earnings before
  extraordinary loss...  $   0.22   $   0.58   $   0.96   $   1.39   $   1.24     $   0.67   $   0.71
Net earnings...........      0.21       0.58       0.94       1.39       1.24         0.67       0.71
Weighted average
  shares...............    31,452     31,700     32,716     33,877     34,406       34,273     35,172
Weighted average
  shares -- assuming
  dilution.............    32,636     33,645     34,785     35,373     35,715       35,440     37,684

                                                  JUNE 30,                            DECEMBER 31,
                            ----------------------------------------------------      ------------
                              1996       1997       1998       1999       2000            2000
                            --------   --------   --------   --------   --------    ----------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $ 44,893   $ 31,923   $ 72,956   $ 94,867   $155,922        $195,015
Working capital...........    52,985     41,807     95,281    146,863    202,892         241,017
Total assets..............   169,220    202,845    310,851    347,890    423,853         502,361
Long-term debt, excluding
  current portions........    17,709     14,941     32,174     30,008     28,084          26,408
Shareholders' equity......    80,161    102,138    155,929    213,707    282,168         317,174

---------------

(1)As discussed in Note 1 in the Consolidated Financial Statements, the financial statements have been restated. The restatement results from a revision in the method of accounting for the warrants issued to DuPont in connection with the DuPont strategic alliance executed in March 2000.


(2)Amounts were previously included in revenues as "proceeds from supply agreements" and have been reclassified to "proceeds from patent challenge settlement."


(3) Fiscal 1996 amounts have been adjusted for the June 2000 and May 1997 3-for-2 stock splits effected in the form of a 50% stock dividend. Fiscal 1997, 1998 and 1999 amounts have been adjusted for the June 2000 3-for-2 stock split effected in the form of a 50% stock dividend.


(4) Fiscal 1997 and 1996 earnings per share amounts have been restated to conform with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share."


(5) Includes approximately $2,500 in one-time legal charges associated with finalizing our definitive agreements with DuPont.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     We have been engaged in the manufacture of generic drugs since we commenced operations in 1970. Since 1994, we have pursued a business strategy of developing and marketing selected generic pharmaceuticals, and challenging patents of certain branded products. In 1997 we added a third strategy developing and introducing proprietary pharmaceuticals that will have some market exclusivity.


     We market more than 80 pharmaceutical products, representing various dosage strengths and product forms of more than 30 chemical entities. Our product line is principally focused on the development and marketing of generic and proprietary products in the oncology and female healthcare categories, including hormone replacement and oral contraceptives, and other products that have one or more barriers to entry.


RESULTS OF OPERATIONS
  (thousands of dollars)

  Six months ended December 31, 2000 as compared to six months ended December 31, 1999


     As discussed in Note 1 in the Consolidated Financial Statements, the financial statements have been restated. This restatement results from a revision in our method of accounting for the warrants issued to DuPont Pharmaceuticals Company entered into in connection with the strategic alliance executed in March 2000. In addition, we reclassified proceeds from supply agreements from revenue to proceeds from patent challenge settlement. The accompanying information has been amended to reflect the restatement and reclassification.


     Total revenues increased approximately 12% as a result of increased product sales and development and other revenue.

     Tamoxifen sales increased 11% from $130,471 to $145,161. The increase was due to higher prices and an expansion in the use of Tamoxifen. In October 1998, Tamoxifen was approved to reduce the incidence in breast cancer in women at high risk of developing the disease. Tamoxifen is a patent protected product manufactured for us by AstraZeneca.

     Other product sales increased approximately 1% from $75,619 to $76,275. The increase was primarily due to sales of ViaSpan, which we began distributing on August 1, 2000, which more than offset price declines and higher discounts on certain existing products.


     Development and other revenue consists of amounts received from DuPont Pharmaceuticals Company ("DuPont") for various development and co-marketing agreements entered into in March 2000. As we incur research and other development activity costs, we record such expenses as research and development and invoice and record the related revenue from DuPont as development and other revenue. Development and other revenue for the six months ended December 31, 2000 included $9,807 related to these development agreements.



     Revenues under these agreements are expected to be approximately $3,000 to $5,000 per quarter including a $1,000 bonus payment we are entitled to if we receive approval on a product pending at the FDA prior to March 31, 2001.


     Cost of sales increased to $155,658 or 70.2% of product sales from $143,299 or 69.5% of product sales. The increase in both dollars and percent of product sales was due mainly to increased sales of Tamoxifen and an increased percentage of Tamoxifen sales to total product sales. Tamoxifen is distributed by us and has lower margins than most of our other products.

     Selling, general and administrative expenses increased from $20,797 to $25,062. The increase was primarily due to an increase in sales and marketing expenses and legal spending. Sales and marketing expenses increased primarily due to royalty payments related to ViaSpan sales. The increase in legal spending was primarily related to an increase in spending related to on-going patent challenges, legal research and preparation related to several additional patent challenges and the Invamed, Inc./Apothecon, Inc. litigation. Selling, general and administrative expenses for the six months ended December 31, 2000 also includes a $740 charge related to our on-going rationalization of our New York and New Jersey manufacturing operations, as well as a reduction of several salary positions. We recorded a similar charge of $540 in the prior year.

     Research and development expenses increased from $18,663 to $25,894. The increase was primarily due to increased payments to clinical research organizations for clinical and bio-study services associated with our proprietary development activities and payments for strategic collaborations and raw material development agreements.

     Interest income increased by $2,599 primarily due to an increase in the average cash and cash equivalents balance, as well as an increase in the market rates on our short-term investments.

     Interest expense decreased $284 primarily due to lower fees paid on the average unsecured Tamoxifen payable balance as well as a decrease in our debt balances.

     Other income increased by $1,323 primarily due to the gain realized on the sale of a portion of our investment in Galen Holdings PLC ("Galen"), partially offset by the charge related to the write-off of our investment in Gynetics, Inc. The prior year amount reflects the gain recognized on the warrants received from Halsey Drug Company, Inc.

  Fiscal year ended June 30, 2000 as compared to fiscal year ended June 30, 1999


     Product sales increased approximately 6% from $415,950 to $440,110.


     Tamoxifen sales increased 8% from $275,127 to $297,395. The increase was attributable to higher prices and an expansion in the use of Tamoxifen. In October 1998, Tamoxifen was approved to reduce the incidence of breast cancer in women at high risk of developing the disease. Tamoxifen is a patent protected product manufactured for us by AstraZeneca, the innovator. Currently, we are the only distributor of Tamoxifen in the U.S. other than AstraZeneca, whose product is sold under the brand name Nolvadex. In fiscal 2000, Tamoxifen accounted for 68% of our product sales versus 66% in fiscal 1999.

     The prior year's sales included $6,373 of Minocycline sales which we discontinued selling in late 1999 due to deteriorating market conditions.


     Other product sales increased 6% from $134,450 to $142,583. The increase was attributable to sales of Warfarin Sodium, Medroxyprogesterone Acetate, Methotrexate, Naltrexone, Trazodone and Hydroxyurea. Warfarin Sodium sales accounted for approximately 14% of total product sales, which was a slight decline from 15% in the prior year. We ended the fiscal year with approximately 27% of all brand and generic Warfarin Sodium unit sales.



     Cost of sales increased from $301,393 to $315,652 primarily related to an increase in our product sales. As a percentage of product sales, cost of sales declined from 72.5% to 71.7%. Our product margins are dependent on several factors including product sales mix, manufacturing efficiencies and competition. The decrease in cost of sales as a percentage of product sales was due to a more favorable mix among non-Tamoxifen product sales, which was slightly offset by a higher percentage of Tamoxifen sales to total product sales. Since we distribute Tamoxifen, we earn lower margins on it than the margins we earn from most of the other products we sell.



     Selling, general and administrative expenses increased from $40,439 to $45,000. The increase was primarily due to legal costs related to litigation with DuPont that was resolved in March 2000, approximately $2,500 in one time legal charges associated with finalizing our definitive agreements with DuPont and to ongoing patent challenges. Also, the prior year included approximately $1,700 related to our share of the $4,000 payment received from Eli Lilly & Company for reimbursement of legal costs incurred as part of the agreement to take the Prozac case directly to the court of appeals.


     Research and development expenses increased from $22,593 to $40,451. Over 60% of the increase in research and development spending was attributable to increased payments to our clinical research organizations for clinical and bio-study services. The balance of the increase is mainly related to higher personnel costs, which support an increased number of products in development and higher costs associated with our proprietary drug development efforts. Also, the prior year included $646 related to a proprietary product collaboration with Eastern Virginia Medical School. The increased level of spending during the fiscal year ended June 30, 2000, enabled us to file fifteen applications with the U.S. Food and Drug Administration and initiate Phase III clinical studies for two of our proprietary products.


     Proceeds from patent challenge settlement decreased $499, as expected, since proceeds recognized in the prior year under a separate contingent supply agreement related to the Ciprofloxacin litigation ceased.


     Interest income increased $1,912 primarily due to an increase in the average cash and cash equivalents balance.

     Interest expense decreased $292 due to a decrease in our debt balances and lower fees paid on the average unsecured Tamoxifen payable balance.

     Other income increased $311 primarily due to the gain we recognized on the warrants received from Halsey Drug Co., Inc.

  Fiscal year ended June 30, 1999 as compared to fiscal year ended June 30, 1998


     Product sales increased 20% from $346,638 to $415,950. The increase was the result of increased sales of Tamoxifen, Warfarin Sodium, Naltrexone, Hydroxyurea and various hormonal products that we launched throughout fiscal 1998 and 1999.


     Tamoxifen sales increased 16% from $236,587 to $275,127 due to increased volume and, to a lesser extent, higher prices. Increased volumes appear to be related to investment buying and increased usage in the product from the expansion of Tamoxifen's indication for the reduction in the incidence of breast cancer in women at high risk for developing the disease. Investment buying generally refers to the decision by customers to increase their purchases above their anticipated immediate needs in order to buy ahead of expected future price increases. Higher prices are the result of 4% price increases in April 1998 and May 1999. Tamoxifen is a patent protected product manufactured for us by AstraZeneca. Currently, we are the only distributor of Tamoxifen in the U.S. other than AstraZeneca whose product is sold under the brand name Nolvadex. In fiscal 1999, Tamoxifen accounted for 66% of our product sales versus 68% in fiscal 1998.

     The remaining increase in product sales from $110,051 to $140,823 was the result of increased sales of Warfarin Sodium as well as products such as Naltrexone, Hydroxyurea and various hormonal products, which we launched in fiscal 1998 and 1999. During fiscal 1999, we implemented additional marketing and market share incentive programs designed to maintain and increase our market share of the total Coumadin/Warfarin market. In fiscal 1999, Warfarin Sodium accounted for approximately 15% of product sales versus 11% in fiscal 1998. Revenue from products launched in fiscal 1999 more than offset lower sales on products being phased out of our product line and price declines and higher discounts on certain existing products.


     Cost of sales increased from $266,002 to $301,393, due to increased product sales, but decreased as a percentage of product sales from 76.7% to 72.5%. Our product margins are dependent upon several factors including product sales mix, manufacturing efficiencies and competition. The decrease in cost of sales as a percentage of product sales in fiscal 1999 was the result of a more favorable mix of products including a lower percentage of Tamoxifen sales to total product sales. Since we distribute Tamoxifen, we earn lower margins on it than the margins we earn from most of the other products we sell.


     Selling, general and administrative expenses increased 4% from $38,990 to $40,439. This increase was primarily due to increased legal and headcount costs, partially offset by lower advertising and promotions costs and a decrease in charges incurred related to the shut-down of facilities we used to lease. Higher legal expenses, due to our federal anti-trust suit against DuPont, more than offset our share of a $4,000 payment received from Eli Lilly & Company in January, for legal costs incurred as part of the agreement to take the Prozac case directly to the U.S. Court of Appeals. Higher headcount costs were due to our significant growth during fiscal 1998 and 1999. Advertising and promotion costs were lower than the prior year when we spent heavily on the launch of Warfarin Sodium. The fiscal year ended June 30, 1999 also includes a $360 restructuring charge compared to the $1,200 restructuring charge incurred in the prior fiscal year, both of which were primarily related to closing leased facilities.

     Research and development expenses increased 19% from $18,955 to $22,593. The increase was primarily due to work on more clinical studies, an increase in personnel costs to support the number of products in development and higher costs associated with our proprietary drug development efforts. Fiscal 1999 included $646 in expenses related to the proprietary product collaboration with Eastern Virginia Medical School, whereas fiscal 1998 included $645 for the acquisition of six ANDAs and related technologies to expand our line of female healthcare products.


     Proceeds from patent challenge settlement declined $2,583, as expected, since proceeds recognized in the prior year under a separate contingent supply agreement related to the Ciprofloxacin litigation were not repeated.


     Interest income increased by $1,004 or 46% due to higher average cash and cash equivalents balances, partially offset by a slight decrease in the market rates on our short-term investments.

     Interest expense increased $1,839 due to a reduction in the amount of interest we capitalized. The amount of interest capitalized declined, as expected, due to the reduction in capital spending on the Virginia facility, which was substantially completed by the spring of 1998.

     In fiscal 1998, we incurred an extraordinary loss of $790 related to the early retirement of debt.

LIQUIDITY AND CAPITAL RESOURCES


  (thousands of dollars)


     Our cash and cash equivalents increased from $155,922 at June 30, 2000 to $195,015 at December 31, 2000. During the six months ended December 31, 2000, we increased the cash held in our interest-bearing escrow account from $74,011 at June 30, 2000 to $115,976.


     Cash provided by operating activities totaled $31,159 for the six months ended December 31, 2000 driven by net earnings of $26,911 and non-cash charges such as depreciation and an investment write-off, as well as a slight decrease in working capital. The working capital decrease was led by increases in accounts payable and income taxes payable partially offset by an increase in inventories and accounts receivable. The increase in inventory and accounts payable was almost entirely related to an increase in Tamoxifen inventory. The Tamoxifen increases were based on our decision to increase our Tamoxifen purchases and was consistent with past trends. Accounts receivable at December 31, 2000 were $65,318 or $10,649 higher than those at June 30, 2000 primarily attributable to increased product sales in the three months ended December 31, 2000 versus the three months ended June 30, 2000. Income taxes payable increased as a result of increased taxable earnings and the timing of estimated tax payments.



     Approximately $7 million of our quarterly cash flow from operations relates to payments from our contingent supply agreement with Bayer Corporation ("Bayer") related to our 1997 Cipro(R) patent challenge. Under that agreement, Bayer has, at its option, the right to allow us and our partner (collectively us) to purchase Cipro at a predetermined discount or to provide us quarterly cash payments. This contingent supply agreement expires in December 2003. If Bayer does not elect to supply us with product, we would receive approximately $28 to $31 million per year. However, there is no guarantee that Bayer will continue to make such payments. If Bayer elected to supply product to us for resale, the earnings and related cash flows, if any, we could earn from the sale of Cipro would be entirely dependent upon market conditions. The supply agreement also provides that, six months prior to patent expiry, if we are not already distributing the product, we will have the right to begin distributing Ciprofloxacin product manufactured by Bayer.



     During the first six months of fiscal 2001, we invested $5,640 in capital assets primarily related to upgrades and new equipment for our facilities. We believe we may invest an additional $10,000 to $12,000 in capital assets in fiscal 2001 primarily on manufacturing equipment for our Virginia facility. We currently lease approximately 48,000 square feet of office space for our selling and administration functions, which expires May 2003. We are currently evaluating an expansion of our Pomona facility to accommodate these functions as well as additional expansion of our research and development facilities. The cost of this expansion could be between $15,000 and $20,000. In addition, we realized approximately $8,700 in proceeds on the sale of a portion of our investment in Galen. We expect to sell additional shares of our holdings in the quarter ending March 31, 2001 and realize proceeds of approximately $3,000. We also expect to exercise the remaining warrants in Galen for approximately $1,000.



     Debt balances declined slightly during the quarter due to scheduled repayments on our debt. Scheduled principal repayments on our existing debt will be $124 during the quarter ending March 31, 2001. We did not use any funds available to us under our $20,000 Revolving Credit Facility during the current quarter.



     We previously stated our expectation that we would increase our research and development spending to $58,000 to $62,000 in fiscal 2001. That total represents a 40% to 50% increase over the prior year's total. This increase is expected to be driven by higher spending on generic and proprietary development projects, as well as additional patent challenges. We expect to file 18 to 22 generic product ANDAs during fiscal 2001 and have filed seven through December 31, 2000.



     A portion of the increased spending on proprietary product development is being reimbursed by DuPont Pharmaceuticals Company in accordance with two development agreements entered into in March 2000. During the quarter ended December 31, 2000, we earned approximately $6 million under the terms of the two agreements. Payments of $2,000 per quarter over the past four quarters, related to one of the agreements ended on December 31, 2000. We will receive a $1,000 bonus payment if we receive approval on a product pending at the FDA prior to March 31, 2000. Payments under the second development agreement are reimbursements of our spending on two of our proprietary products. This agreement provides for reimbursement of up to $4,000 to $5,000 per quarter through December 2003.



     To expand our growth opportunities, we have evaluated and will continue to evaluate and enter into various strategic collaborations. The timing and amount of cash required to enter into these collaborations is difficult to predict because it is dependent on several factors, many of which are outside of our control. However, we believe, that based on arrangements in place at December 31, 2000, we could spend between $2,000 and $4,000 over the next twelve months for these collaborations. The $2,000 to $4,000 excludes any cash needed to fund strategic acquisitions we may consider in the future.



     We believe that our current cash balances, cash flows from operations and borrowing capacity, including unused amounts under our existing $20,000 revolving credit facility, will be adequate to meet the operations described above and to take advantage of strategic opportunities as they occur. To the extent that additional capital resources are required, such capital may be raised by additional bank borrowings, equity offerings or other means.


RECENT ACCOUNTING PRONOUNCEMENTS

  Derivative Instruments

     On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 138 (collectively, SFAS No. 133), provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. We implemented SFAS No. 133 on July 1, 2000 and its adoption did not have a material impact on our consolidated financial statements.

  Revenue Recognition

     In December 1999, the SEC staff issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The effective date of this bulletin is our fourth fiscal quarter ending June 30, 2001. Based on our current accounting policies, we do not expect any material changes to our consolidated financial statements as a result of adopting SAB 101.

                                    BUSINESS

OVERVIEW


     We are a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary prescription pharmaceuticals. We currently market more than 80 pharmaceutical products, representing various dosage strengths and product forms of more than 30 chemical entities. Our product line focuses principally on the development and marketing of generic and proprietary products in the oncology and female healthcare categories, including hormone replacement and oral contraceptives.


BUSINESS STRATEGY

     We focus our resources on three core strategies:

     Developing and Marketing Selected Generic Pharmaceuticals. We develop and market the generic equivalent of brand pharmaceuticals that are off-patent but that have one or more barriers to entry. The characteristics of the products that we pursue may include:

     - the need for specialized manufacturing capabilities;

     - difficulty in raw material sourcing;

     - complex formulation or development characteristics;

     - regulatory or legal challenges; or

     - sales and marketing challenges.

We believe products with such barriers will face limited competition and therefore should produce higher profits for a longer period of time than products that have no barriers, which many companies can develop.

     Developing and Introducing Proprietary Pharmaceuticals. We are also developing proprietary pharmaceuticals that may have some period of exclusivity. Although the time and cost to develop proprietary pharmaceuticals is usually much higher than generic products, we believe that such products will produce higher and more consistent profitability than the typical generic product. To share the costs of these proprietary products and therefore increase the number we work on, we often seek strategic partners to assist in the funding, development and marketing of these products.

     Challenging Patents Protecting Certain Brand Pharmaceuticals. We also develop generic equivalents of branded pharmaceuticals protected by patents that we believe are either invalid, unenforceable or not infringed by our products. This strategy is an extension of our first strategy because the patents we are challenging present barriers to entry to companies that do not have the legal and financial capabilities to assess and challenge such patents. We believe that the successful development of pharmaceuticals that were perceived by competitors to be patent protected may allow our products, if approved, to earn higher profits for a longer period of time.

GENERIC PHARMACEUTICALS


     Our generic product line includes more than 80 pharmaceutical products representing various dosage strengths and product forms of more than 30 chemical entities. Our products are manufactured in tablet, capsule and powder form.


  Key Generic Products

     The following are descriptions of the products that contribute significantly to our sales and gross profit. All sales and product data is derived from industry sources. The market share information below concerning the number of units of a product dispensed does not correlate to a like percentage of industry sales due to the lower selling prices for generic products as compared to branded products.

     Tamoxifen. Tamoxifen is the generic name for AstraZeneca's Nolvadex, which is used to treat advanced breast cancer, impede the recurrence of tumors following surgery, and reduce the incidence of breast cancer in women at high risk for developing the disease. Total U.S. brand and generic sales were approximately $374 million for the twelve months ended January 31, 2001. Statistics indicate that one in eight women will get breast cancer during her lifetime, and each year, more than 180,000 new cases of breast cancer are diagnosed.



     Tamoxifen accounted for approximately 68%, 66% and 68% of our product sales during fiscal 2000, 1999 and 1998, respectively. Approximately 80% of the total prescriptions written for Tamoxifen in the United States were filled with our product during the twelve months ended June 30, 2000. Currently, we are the only distributor of Tamoxifen in the United States other than its innovator, AstraZeneca, whose product is sold under a brand name. We distribute Tamoxifen under an agreement with AstraZeneca, and therefore our gross margins for Tamoxifen are substantially lower than our gross margins for our manufactured products. For the twelve months ended January 31, 2001, Tamoxifen was prescribed approximately 4.5 million times, representing an 8.2% increase from the prior twelve-month period.



     In 1993, as a result of a settlement of a patent challenge against AstraZeneca, we entered into a non-exclusive supply and distribution agreement. Under the terms of the Tamoxifen agreement, we purchase Tamoxifen directly from AstraZeneca. Although we currently are the only non-exclusive distributor, the Tamoxifen agreement provides that should an additional distributor or distributors be selected by AstraZeneca, we will be granted terms no less favorable than those granted to any subsequent distributor.



     We have a tentatively approved ANDA to manufacture the 10 mg tablet of Tamoxifen and are awaiting approval of our 20 mg tablet application. After the patent expires in August 2002, we expect that we will either continue to sell Tamoxifen as a distributed product or as our own manufactured product. Our cost to manufacture Tamoxifen should be lower than our cost to purchase it and, as a result, we believe our profit margins on Tamoxifen will improve once we begin to sell our manufactured product. We expect that additional competitors will enter the market upon patent expiry or six months later if AstraZeneca obtains a pediatric extension. Whenever this occurs, we believe that while our revenues and market share will be negatively affected, our gross margins on the sales of Tamoxifen will exceed those we currently earn as a distributor.



     Warfarin Sodium. Warfarin Sodium is the generic equivalent of DuPont Pharmaceutical's Coumadin, an anticoagulant that is given to patients with heart disease and/or high risk of stroke. We launched Warfarin Sodium in July 1997 and are one of three generic suppliers of the product. Total U.S. generic and brand sales of Warfarin Sodium were approximately $455 million for the twelve months ended January 31, 2001. Since launch in July 1997, nearly 14.2 million prescriptions for our generic product have been dispensed. Since January 2001, our generic product has captured approximately 29% of all prescriptions written for the product. Warfarin Sodium accounted for approximately 14%, 15% and 11% of our product sales during fiscal 2000, 1999 and 1998, respectively. For the twelve months ended January 31, 2001, Warfarin Sodium was prescribed approximately 24 million times, representing a 6.3% increase from the prior twelve-month period.


  Generic Product Research and Development


     We are developing more than 60 pharmaceutical products, including 21 generic product ANDAs pending approval at the FDA for products which had total U.S. brand and generic sales of approximately $3.8 billion for the twelve months ended January 31, 2001. Nineteen of the 21 generic product ANDAs pending are for products where there are currently no generic equivalents approved for sale. These 19 products represent approximately $3.5 billion of the $3.8 billion. Five of the 21 generic product ANDAs pending approval contain Paragraph IV Certifications. These 5 products represent total U.S. brand sales of approximately $700 million for the twelve months ended January 31, 2001.



     During the remainder of the fiscal year ending June 30, 2001, we anticipate filing another 6 to 10 generic product ANDAs for products which had total U.S. brand and generic sales of approximately $1.5 billion for the twelve months ended January 31, 2001. Eight of these products currently have no generic equivalents approved for sale. These 8 products represent total U.S. brand sales of $1.2 billion. In addition, four of these 8 products will be filed with a Paragraph IV Certification. As discussed elsewhere in this prospectus, we believe this status may entitle us to as much as 180 days of generic marketing exclusivity on each of these products. These four products had total U.S. brand sales of approximately $1.1 billion for the twelve months ended January 31, 2001.


  Generic Product Sales And Marketing

     We market our generic products to customers in the United States and Puerto Rico through an integrated sales and marketing force that includes a five person national sales force. The activities of the sales force are supplemented by two customer service representatives who inform our customers of new products, process orders and advise on order status and current pricing. All marketing activities are developed, implemented and coordinated by a product marketing group consisting of four employees.

     Our generic product customer base includes drug store chains, food chains, mass merchandisers, wholesalers, distributors, managed care organizations, mail order accounts, government/military and repackagers. Our products are primarily sold under the Barr label.

     We sell our generic products primarily to approximately 140 direct purchasing customers and approximately 105 indirect customers that purchase our products from wholesalers. In fiscal 2000, 1999 and 1998, McKesson Drug Company, the nation's largest pharmaceutical wholesaler, accounted for approximately 16%, 14% and 12%, respectively, of product sales. No other customer accounted for greater than 10% of product sales in any of the last three fiscal years.

     During the past three years the number of companies we sell to has declined due to industry consolidation. In addition, a number of customers have instituted buying programs that limit the number of generic suppliers they buy from. Having fewer customers and changes in customer buying patterns have increased competition among generic drug marketers. Adding to these market pressures, managed care organizations have in some cases limited the number of authorized vendors. In addition, mail-order prescription services, which typically purchase product from a limited number of suppliers, have continued to grow. While we believe that we have excellent relationships with our key customers, a continuation or expansion of the changes described above could negatively impact our business.

PROPRIETARY PHARMACEUTICALS


     Our proprietary product development activities are not focused on discovering new molecules. We pursue candidates in three primary categories:


     - existing chemical compounds where the development of new forms (liquid vs. tablets or different dosages) offer therapeutic or marketing advantages;

     - new chemical entities in selected therapeutic categories, including some that are marketed in other countries but not currently sold in the United States; and

     - patent protected proprietary products in late stages of development.


     Pursuing products in these categories allows us to focus on products that should take less time and cost to gain approval than if we pursued new molecules. Our strategy focuses on products that we expect will have some period of market exclusivity and generate higher gross margins and maintain profitability longer than most generic products. In addition, we seek to license or acquire patented products.


  Currently Marketed Products


     Mylocel(TM). Mylocel is the trademark name for our 250 mg and 1000 mg Hydroxyurea tablets. Hydroxyurea is an anti-cancer agent used in the treatment of melanoma, resistant chronic myelocytic leukemia, and recurrent, metastatic, or inoperable carcinoma of the ovary, as well as certain head and neck cancers. Total U.S. brand and generic sales for Hydroxyurea were approximately $19.0 million for the twelve months ended June 30, 2000.

     We received FDA approval to market two new dosage strengths of Hydroxyurea, a 1000 mg tablet and a 250 mg tablet in August 2000 and September 2000, respectively. Our new dosage strength products are designed to simplify drug therapy and enhance patient compliance by eliminating the larger number of doses that patients are currently required to ingest. In addition, our tablets are scored to allow patients to adjust their dosage levels more accurately.



     In January, we signed a Licensing and Distribution Agreement with MGI Pharma, Inc., under which we granted MGI the exclusive distribution rights to market, sell and distribute Mylocel in the United States for 10 years. MGI launched the product in March 2001.



     Trexall(TM). Trexall is the trademark name for our 5, 7.5, 10 and 15 mg Methotrexate tablets. Methotrexate is used in the treatment of certain forms of cancer, severe psoriasis and adult rheumatoid arthritis. Total U.S. brand and generic sales of Methotrexate were approximately $36 million for the twelve months ended June 30, 2000.



     We received FDA approval to market four new dosage strengths of Methotrexate in March, 2001. Our new dosage strength products are designed to simplify drug therapy and increase patient convenience and compliance. Prior to Trexall's approval, Methotrexate tablets were only available in a 2.5 mg strength tablet.



     DuPont Pharmaceuticals will begin detailing Trexall directly to target physicians in mid-May. We will record the sales from the product and pay a royalty to DuPont based on net sales. Our agreement with DuPont has a term of 5 years, but may be cancelled earlier upon notice.



     ViaSpan(R). In August 2000, we began to market ViaSpan. ViaSpan is a solution used for hypothermic flushing and storage of organs including kidney, liver and pancreas at the time of their removal from the donor in preparation for storage, transportation and eventual transplantation into a recipient. We acquired the marketing rights to ViaSpan in the United States and Canada from DuPont Pharmaceuticals Company through December 2007 as part of a co-development and marketing alliance. Under that agreement, we purchase finished product, sell it under a Barr label, and pay a royalty to DuPont. We now exclusively market the product in both the United States and Canada. Since ViaSpan is sold to a relatively small number of customers, the costs and risks assumed by us to market ViaSpan are not substantially different from the costs and risks assumed by us to market any of our other products. Total sales of ViaSpan in the United States and Canada for the twelve months ended June 30, 2000 were approximately $14 million. ViaSpan is patent protected through December 2007.


  Proprietary Products under Development


     We have a number of other proprietary pharmaceutical products under development including the five listed in the following chart. These five products are expected to compete in therapeutic categories, such as oncology and oral contraception, which have total U.S. annual sales of over $3.2 billion.


                         STATUS OF PROPRIETARY PIPELINE


                                                               ESTIMATED LAUNCH
 PRODUCT        CATEGORY        DOSAGES         STATUS         (QUARTER ENDING)
 -------   ------------------   -------   ------------------   ----------------

BRL3            Oncology           1         File Q4 CY01      September 2003

CyPat(TM)       Oncology           1          Phase III           June 2004

SEASONALE(TM) Oral Contraceptive    2         Phase III        September 2003

Japanese       Anti-Viral          1           Phase II              TBD
Encephalitis
Vaccine

DP3        Female Healthcare       2      Entering Phase III      June 2004

  Selected Proprietary Products

     CyPat(TM). Cyproterone Acetate, which we intend to market in the United States under the name CyPat, is a steroid that blocks the action of testosterone. Cyproterone Acetate is not currently approved for marketing in the United States. Internationally, Cyproterone Acetate is mainly used in the management of prostate cancer, both as a single agent and in combination with other products. In addition, it is used as a component of oral contraceptives and in the treatment of acne, seborrhea, hirsutism in women, precocious puberty in children, and hypersexuality/deviant behavior in men. Currently, Cyproterone Acetate is approved for use in over 80 countries throughout Europe, Asia, South America, Australia, Japan and Canada.

     In July 1999, we submitted an Investigational New Drug, or IND, application with the FDA for CyPat for the treatment of vasomotor symptoms associated with prostate cancer therapies and its effects on the patients' quality of life. We are developing CyPat to relieve the distressing hot flashes that typically accompany surgical or chemical castration that is often used in the treatment of prostate cancer. Of the more than 2.4 million patients in the United States who have been diagnosed with prostate cancer, CyPat may prove suitable for treating approximately 100,000 patients.

     Among the most common symptoms associated with prostate cancer treatments such as surgical or chemical castration are hot flashes and night sweats. Approximately 3 out of 4 patients experience hot flashes and night sweats. Patients report that hot flashes begin 1 to 12 months after treatment and can last for up to 3 years or, in some cases, the rest of their lives. Patients describe hot flashes as a sensation of warmth that spreads from the face, chest and back and then to the rest of the body. Sweating, a higher pulse rate, and feelings of anxiety, irritability, and queasiness usually go together with hot flashes and night sweats. Hot flashes and night sweats affect the patients' psychological equilibrium and adversely affect their quality of life.


     We have initiated a Phase III, randomized, multicenter, placebo-controlled, double blind clinical trial to study the efficacy and safety of CyPat for the treatment of hot flashes following surgical or chemical castration in prostate cancer patients. The clinical studies are expected to include approximately 600 patients at approximately 60 sites across the country. We have enrolled approximately 300 patients to date. We are working to complete enrollment of our Phase III clinical trial by March 2002. Pending FDA approval, CyPat could reach consumers as early as the second half of calendar 2004. We expect to receive a five-year new chemical entity exclusivity and have a patent, which expires in 2018, that covers the use of CyPat in prostate cancer patients. We also have additional patents pending and in development for CyPat.



     SEASONALE(TM). SEASONALE is a patent protected oral contraceptive regimen which we are developing through an agreement with the Medical College of Hampton Roads, Eastern Virginia Medical School. Under the proposed SEASONALE regimen, women would take the product for up to 84 consecutive days, and then would have a seven-day pill-free interval. By contrast, the majority of oral contraceptive products currently available in the United States are based on a regimen of 21 treatment days and then seven pill-free days. The proposed SEASONALE regimen is expected to result in only 4 menstrual cycles per year, or one per "season". This type of oral contraceptive regimen is preferable to many women whose lifestyle dictates the convenience of fewer menstrual cycles per year. In addition, SEASONALE is expected to reduce anemias and iron deficiencies that are exacerbated by menstrual blood loss. Like all oral contraceptives, we will seek SEASONALE approval for the indication of prevention of pregnancy.


     Oral contraceptives are the most common method of reversible birth control, used by up to 65% of women in the United States at some time during their reproductive years. The oral contraceptives have a very long history with widespread use attributed to many factors including efficacy in preventing pregnancy, safety and simplicity in initiation and discontinuation, medical benefits and relatively low incidence of side effects.


     In January 2001, we completed enrollment and approximately 1,300 patients are actively participating in our Phase III clinical study. The Phase III study is a prospective, parallel, multicenter, open-label, randomized study evaluating the use of two dose levels of SEASONALE in a 91-day cycle administered for approximately 12 months and two dose levels of conventional oral contraceptive therapy administered for approximately 12 months. We expect to complete our Phase III clinical trial by January 2002. Pending FDA approval, SEASONALE could reach consumers as early as the second half of calendar 2003. The SEASONALE regimen is patent protected through 2017.

  Barr/DuPont Pharmaceuticals Co-Development and Marketing Alliance


     In March 2000, we announced four agreements with the DuPont Pharmaceuticals Company that resolved a legal dispute between our two companies. The first agreement with DuPont provides up to $45 million to support the ongoing development of three proprietary products: the CyPat prostate cancer therapy; the SEASONALE oral contraceptive; and a third product which we have identified but not yet disclosed. We will be responsible for marketing these three products, although DuPont may elect to play a role in product co-promotion, and DuPont may receive royalties based on product sales. Under terms of the second agreement, DuPont assumes sales and marketing responsibility for Trexall, a proprietary product that we developed internally. We expect to launch Trexall in May 2001. The third agreement transferred the responsibility of marketing DuPont's ViaSpan organ transplant preservation agent to us. Under the fourth agreement, we granted DuPont warrants to purchase 1.5 million shares of our common stock: 750,000 shares at $31.33 per share and 750,000 shares at $38.00 per share. The warrants expire in March 2004 and are exercisable at any time by DuPont.


  Proprietary Product Sales And Marketing

     We are evaluating various strategies for selling and marketing our proprietary pharmaceuticals. These strategies include any combination of the following:

     - licensing our proprietary products to other pharmaceutical companies with sales organizations sufficient to support our products,


     - entering into co-promotion or contract sales arrangements with respect to the products,



     - establishing our own sales organization and related infrastructure, and/or



     - acquiring a company with an existing sales force.


If we license our products or enter into co-promotional or contract sales arrangements, we would not incur the significant upfront expenses associated with building a sales organization. However, without our own sales force, we would retain a lower portion of the profits from the sales of the products.

PATENT CHALLENGES


     We actively challenge the patents protecting branded pharmaceutical products where we believe such patents are invalid, unenforceable or not infringed by our products. Our activities in this area, including sourcing raw materials and developing equivalent formulations, are designed to obtain FDA approval for our product. Our legal activities, performed by outside counsel, are designed to eliminate the barrier to market entry created by the patent. Our patent challenges may also result in settlements. We have settled two cases and will continue to evaluate settlements that we believe are reasonable, lawful, and in our shareholders' best interests. Under the Hatch-Waxman Act, the developer of a bioequivalent drug which is the first to have its ANDA accepted for filing by the FDA, and whose filing includes a certification that the patent is invalid, unenforceable or not infringed, a so-called "paragraph IV certification", may be eligible to receive a 180-day period of generic market exclusivity. This period of market exclusivity may provide the patent challenger with the opportunity to earn a return on the risks taken and its legal and development costs and to build its market share.



     Because of the potential value of the 180-day market exclusivity as the only generic in the market for that period, our usual strategy or goal is to be the first company to file a paragraph IV certification. We have initiated seven patent challenges: two have been resolved through settlement, two have resulted in favorable court decisions pending appeals, two are awaiting court decisions and, in one case, the patent was upheld.


     Patent challenges are complex, costly and can take three to six years to complete. They generally require an investment of $8-$10 million per challenge. As a result, we have in the past and may elect in the future to have partners on select patent challenges. These arrangements typically provide for a sharing of the costs and risks, and generally provide for a sharing of the benefits of a successful outcome.

                            PATENT CHALLENGE HISTORY


PRODUCT (BRAND NAME)                       OUTCOME                           STATUS
--------------------            ------------------------------   ------------------------------
Tamoxifen (Nolvadex)            - Resolved                       - Tentatively approved ANDA
  10 mg tablet                                                   - Non-exclusive distribution
                                                                   agreement until August 2002
                                                                 - Continue supply agreement or
                                                                   launch manufactured version
                                                                   after patent expiry

Ciprofloxacin (Cipro)           - Resolved                       - Tentatively approved ANDA
                                                                 - Contingent non-exclusive
                                                                 supply agreement until
                                                                   December 2003
                                                                 - Right to distribute with
                                                                   partner six months before
                                                                   patent expiry

Fluoxetine (Prozac)             - 2003 Patent Invalidated        - Tentatively approved ANDA
  20 mg capsule                 - Appeal Pending                 - Anticipated launch with
                                                                   partner CY 2001

Norethindrone/ethinyl           - Pending                        - Tentatively approved ANDA
  estradiol (Ortho-Novum
  7/7/7)

Norgestimate/ethinyl estradiol  - Pending                        - ANDA filed
  (Ortho Tri-Cyclen)

Flecainide Acetate (Tambocor)   - Summary Judgment Granted       - ANDA filed
                                - Appeal Pending

Zidovudine (Retrovir)           - Unsuccessful                   - Tentatively approved ANDA
                                                                 - Anticipated launch upon
                                                                   patent expiry in 2005



     Tamoxifen. In 1993, as a result of a settlement of a patent challenge against AstraZeneca, we entered into a non-exclusive supply and distribution agreement. Under the terms of the Tamoxifen agreement, we purchase Tamoxifen directly from AstraZeneca. Although we are the only non-exclusive distributor, the Tamoxifen agreement provides that should an additional distributor or distributors be selected by AstraZeneca, we will be granted terms no less favorable than those granted to any subsequent distributor. For the reasons discussed under "Patent Challenge Process" below, unless recent court cases are reversed on appeal, we may not be eligible for generic exclusivity.



     Ciprofloxacin. Ciprofloxacin is the generic equivalent of Bayer's Cipro and is used to treat lower respiratory, skin, bone and joint, and urinary tract infections. Total U.S. brand sales were approximately $925 million in the twelve months ended January 31, 2001. In October 1991, we filed an ANDA for Ciprofloxacin which included a paragraph IV certification claiming that the patent covering Ciprofloxacin, the so-called 444 patent, was invalid. We believe we were the first company to file a paragraph IV ANDA for Ciprofloxacin. Shortly thereafter, Bayer sued us for patent infringement. In January 1995, we received a tentative approval from the FDA on our paragraph IV ANDA for Ciprofloxacin tablets. Such tentative approval indicates that the product has met all regulatory specifications to be granted final approval by the FDA. We expect that we will not be granted final FDA approval to market our generic Ciprofloxacin product until after the expiration of the 444 patent and any applicable marketing exclusivity awarded to Bayer or others. For example, we anticipate Bayer will seek pediatric exclusivity which, if granted, could delay generic competition for six months beyond the expiration of the patent. For the reasons discussed under "Patent Challenge Process" below, unless recent court cases are reversed on appeal, we may not be eligible for generic exclusivity.



     In January 1997, Bayer AG, Bayer Corporation ("Bayer") and we agreed to settle the then pending litigation regarding Bayer's patent protecting ciprofloxacin hydrochloride. Under the settlement agreement, we withdrew our patent challenge by amending our ANDA from a paragraph IV certification (claiming invalidity) to a paragraph III certification (seeking approval upon patent expiry) and acknowledged the validity and enforceability of the Ciprofloxacin patent. In addition, we entered into a non-exclusive supply agreement which ends at the date of patent expiry, currently December 2003. The settlement agreement with Bayer does not prevent us from withdrawing our ANDA. However, it is in our commercial interest to maintain our tentatively approved ANDA so that after Bayer's patents do expire or are found invalid, we can receive final FDA approval and begin to manufacture and sell a generic Ciprofloxacin product manufactured under our ANDA. Under the supply agreement, Bayer has the option to either make payments to Barr or allow Barr and Rugby Laboratories, now owned by Watson Pharmaceuticals, Inc., to purchase Ciprofloxacin from Bayer at a predetermined discount. If Bayer chooses not to provide the product to Barr, we expect to receive cash and recognize related proceeds, ranging from approximately $28-$31 million per year through the fiscal year ending June 30, 2003. If Bayer elects to provide us product for resale, the amount we could earn would be dependent upon numerous market factors.



     The supply agreement also provides that, six months prior to patent expiry, if we are not already distributing the product, we and Rugby Laboratories will have the right to begin distributing Ciprofloxacin product manufactured by Bayer. The Bayer license is non-exclusive and Bayer may, at its option, provide other non-exclusive licenses to others after Barr and Rugby Laboratories have operated under the license for six months. If Bayer does not elect to license any other parties and if no other party is successful in its challenge of the patent, we expect that our product will be the only other Ciprofloxacin product in the market during the six months prior to patent expiry.



     Under FDA regulations in effect at the time of our challenge, it was our belief that had we proceeded with our patent challenge case against Bayer, had the courts entered a final judgment invalidating the patent, and had we received final approval from the FDA, we would have been entitled to receive generic market exclusivity allowing us to sell a Ciprofloxacin product manufactured under our ANDA for six months before another generic competitor would have been approved by the FDA.



     Fluoxetine. Fluoxetine is the generic equivalent of Eli Lilly Company's antidepressant, Prozac, which had annual sales of approximately $2.7 billion for the twelve months ended January 31, 2001. The 20 mg capsule represents approximately $2.2 billion of this market. We filed our ANDA for the 20 mg capsule of Fluoxetine in February 1996, and were sued for patent infringement by Lilly, initiating the patent challenge process.



     On August 9, 2000, the U.S. Court of Appeals for the Federal Circuit, located in Washington, D.C., ruled in favor of our challenge to a Lilly patent protecting Prozac. The Court unanimously upheld our "double-patenting" claims, finding that the invention claimed in Lilly's patent already had been the subject of a previous patent, and thus could not be patent-protected for a second time. In so ruling, the Court struck down a patent that would have protected Prozac from generic competition until after December 2003. On October 6, 2000, Lilly filed a petition asking the full panel of the Court of Appeals to rehear the case. The Court of Appeals has not yet ruled on Lilly's petition, and Lilly is expected to seek review by the U.S. Supreme Court if the Court of Appeals does not reverse the present ruling. If the August 9, 2000 ruling is not reversed, we and our partner expect to introduce a more affordable generic Prozac 20 mg capsule product in August 2001, after the expiration of the additional six months of exclusivity Lilly was granted by the FDA for pediatric use. This pediatric exclusivity follows the February 2001 expiration of an earlier patent covering Prozac.



     As the first to file an application for the Prozac 20 mg capsule challenging Lilly's listed patents, we believe we are entitled to the 180-day generic exclusivity granted under the Hatch-Waxman Act and intend, if necessary, to vigorously defend our rights. However, we can give no assurances that our position on the implementation of the FDA's exclusivity rules will prevail. If we lose some or all of the 180 day exclusivity we expect, the value of the favorable ruling could be substantially diminished.



     We have a partner in our challenge of Lilly's patents for Prozac, Apotex, Inc., which is beneficially owned by Dr. Sherman. We will share the benefits of the launch of Fluoxetine with Apotex, Inc.


     Norethindrone/ethinyl estradiol. In October 1998, we filed an ANDA seeking approval from the FDA to market the three different tablet combinations of norethindrone and ethinyl estradiol, the generic equivalent of Ortho-McNeil Pharmaceutical Inc.'s Ortho-Novum 7/7/7(R) oral contraceptive regimen. We notified Ortho pursuant to the provisions of the Hatch-Waxman Act and on January 15, 1999, Ortho filed a patent infringement action in the United States District Court for the District of New Jersey -- Trenton Division, seeking to prevent us from marketing the three different tablet combinations of norethindrone and ethinyl estradiol until U.S. patents expire in 2003. In March 2001, we received a tentative approval for our ANDA. The case is in the discovery stage. For the twelve months ended January 31, 2001, Ortho-Novum 7/7/7 had total U.S. brand sales of approximately $150 million.



     Norgestimate/ethinyl estradiol. In February 2000, we filed an ANDA seeking approval from the FDA to market three different tablet combinations of norgestimate and ethinyl estradiol, the generic equivalent of Ortho's Tri-Cyclen(R). We notified Ortho pursuant to the provisions of the Hatch-Waxman Act and on June 9, 2000, Ortho filed a patent infringement action in the United States District Court for the District of New Jersey -- Trenton Division, seeking to prevent us from marketing the three different tablet combinations of norgestimate and ethinyl estradiol until U.S. patents expire in 2003. The case is in the discovery stage. For the twelve months ended January 31, 2001, Ortho's Tri-Cyclen had total U.S. brand sales of approximately $479 million.



     Flecainide Acetate. In May 2000, we filed an ANDA with the FDA for Flecainide Acetate tablets, which is sold under its brand name, Tambocor(R). Following the required notice, 3M Pharmaceuticals, the innovator of the brand, sued us in the U.S. District Court in Minnesota to prevent us from proceeding with the commercialization of the product. This case involves an alleged infringement by us of raw material patents and not a challenge to the validity of patents protecting the product. On April 18, 2001, the District Court entered an order finding that our product did not infringe 3M's patents. 3M has 30 days to file a notice to appeal. To date, such notice has not been filed. For the twelve months ended January 31, 2001, Tambocor had total U.S. brand sales of approximately $68 million.



     Zidovudine. Zidovudine is the generic equivalent of Glaxo Wellcome's Retrovir(R), also known as AZT, a treatment for AIDS. The patent challenge that followed our filing was resolved unsuccessfully during 1996. However, we received tentative approval of our ANDA for this product in February 1995, and anticipate launching our generic equivalent when the patents expire in 2005. For the twelve months ended January 31, 2001, AZT had total U.S. brand sales of approximately $36 million.



     Four of the generic product ANDAs we expect to file during the fiscal year ended June 30, 2001, are patent challenges. These four products represent total U.S. brand sales of approximately $1.1 billion. In addition, we are actively evaluating several potential additional challenges both on our own and as part of collaborations with other companies.


  Patent Challenge Process


     The Hatch-Waxman Act provides incentives for generic pharmaceutical companies to challenge suspect patents on branded pharmaceutical products. The legislation recognizes that there is a potential for the improper issuance of patents by the United States Patent and Trade Office, or PTO, resulting from a variety of technical, legal or scientific factors. The Hatch-Waxman legislation places significant burdens on the challenger to ensure that such suits are not frivolous, but also offers the opportunity for significant financial reward if successful.



     All of the steps involved in the filing of an ANDA with the FDA, including research and development, are identical with those steps taken in development of any generic drug. At the time of filing with the FDA for approval of its version of the branded product, the generic company files with its ANDA a certification asserting that the patent is invalid, unenforceable and/or not infringed, a so-called "paragraph IV certification". After receiving notice from the FDA that its application is acceptable for filing, the generic company sends the patent holder a notice explaining why it believes that the patents in question are invalid, unenforceable or not infringed. Upon receipt of the notice from the generic company, the patent holder has 45 days in which to bring suit in federal district court against the generic company to establish the validity, enforceability and/or infringement of the challenged patent. The discovery, trial and appeals process can take several years.



     The Hatch-Waxman Act provides for an automatic stay on the time that the FDA may grant final approval, which would otherwise give the ANDA holder/patent challenger the option to market its generic product. This period is set at 30 months, or such shorter or longer period as may be ordered by the court. The 30 months may or may not and often do not coincide with the timing of a trial or the expiration of a patent.



     Under the Hatch-Waxman Act, the developer of a bioequivalent drug which is the first to have its ANDA accepted for filing by the FDA, and whose filing includes a paragraph IV certification, may be eligible to receive a 180-day period of market exclusivity. This period of market exclusivity may provide the patent challenger with the opportunity to earn a return on the risks taken and its legal and development costs and to build its market share.



     The FDA adopted regulations implementing the 180-day generic marketing exclusivity provision of the Hatch-Waxman Act. However, over the years, courts have found various provisions of the regulations to be in conflict with the statute. For example, in Mova Pharmaceutical Corp. v. Shalala, 140 F.3d 1060 (D.C. Cir. 1998), the court of appeals held that the Hatch-Waxman Act required generic exclusivity to be awarded to the first generic company to file a new drug application containing a paragraph IV certification, regardless of whether that company had prevailed in a court challenge to the relevant patent, in contrast to FDA regulations requiring the first patent challenger to successfully defend its challenge to the patent. And, in Mylan Pharmaceuticals
v. Shalala, 81 F.Supp.2d 30 (D.D.C. 2000), the district court found that the statute requires the 180-day generic period to commence on the date of a district court decision finding the challenged patent invalid, even if the innovator company appealed the court's decision. The decision was in contrast to the FDA's rule that the exclusivity period would not commence until the appellate court affirmed the district court's decision, but also found that the interests of applicants who had relied in good faith on the FDA's regulations should be protected.



     These successful court challenges required the FDA to ignore portions of its regulations in implementing the statute. Ultimately, the FDA decided to propose a new regulatory scheme for implementing the 180-day market exclusivity provision of the Hatch-Waxman Act in August 1999. The FDA further modified its proposed new regulatory scheme in a March 2000 industry guidance.



     In general, the proposed rule and guidance would make a generic manufacturer's ability to obtain and benefit from the Hatch-Waxman market exclusivity provisions more uncertain. Under the guidance, the 180-day period could begin to run when the federal district court enters a ruling finding the challenged patent to be invalid or not infringed. This would require the patent challenger to either begin marketing its generic product before the federal appellate process is complete or risk losing some or all of its marketing exclusivity waiting for the appellate process to conclude. In addition, the proposed rule could put the patent challenger in the position of losing some or all of its market exclusivity, if the 180-day period is deemed to have started before the challenger's ANDA has been approved by the FDA or before the challenger is willing to enter the market with its generic product.



     We have submitted comments on both the August 1999 proposed rule and the March 2000 guidance. At least 20 other entities, including other generic pharmaceutical companies, innovator companies and pharmaceutical industry organizations, also submitted comments on these proposals.



     No lawsuits have been filed against the FDA as a result of its proposed rule. However, in light of the numerous lawsuits filed against the FDA in the past on market exclusivity issues, such lawsuits may occur if the agency promulgates a final rule similar to its proposal. As a result, there is uncertainty as to what rule the FDA will eventually adopt, whether we or other companies will challenge part or all of the final rule in court and, if so, how the courts will rule in such lawsuits. In addition, given the scope of the proposed rule, the number of comments and the complexity of the issues contained therein, there is also uncertainty as to when, if ever, the FDA will adopt final regulations.



     Recent court decisions have also complicated the generic exclusivity issue. In one case, a federal district court held that we would not be entitled to generic exclusivity on Tamoxifen, because our challenge to the tamoxifen patent was settled after a district court had found the patent to be unenforceable and because we changed our paragraph IV certification to a paragraph III certification as part of the settlement of the patent challenge case. We have appealed this decision. In another case, a federal district court in West Virginia upheld the FDA's conclusion that a patent challenger's distribution of a licensed product manufactured by the patent holder triggered the commencement of the generic exclusivity period. Unless reversed or vacated on


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


appeal, the decisions in these cases could prevent us from obtaining generic exclusivity on Tamoxifen and Ciprofloxacin, but would not prevent us from manufacturing and marketing our generic tamoxifen or ciprofloxacin products.



     In 1997, Congress enacted a new provision designed to reward branded pharmaceutical companies for conducting research in the pediatric population. If a branded company has a patent protecting the product that is either unchallenged or whose validity is upheld by a court, it is eligible to apply for an additional six months of market exclusivity following the patent's expiration. This is known as "pediatric exclusivity." Thus, where pediatric exclusivity is requested by a branded company and granted by FDA, the commencement of generic competition could possibly be delayed by six months. The FDA has not issued regulations, or any formal guidance, as to how it believes pediatric exclusivity and the 180-day marketing exclusivity period interact with one another. It is possible that the FDA could interpret these provisions in a way that prohibits the patent challenger from fully utilizing the 180-day period, which would diminish its value.



     The facts and circumstances of each patent challenge differ significantly. It is, therefore, impossible for us to provide a general conclusion as to the ultimate effect the Proposed Rule and the Guidance and effect of pediatric exclusivity would have on the exclusivity status of our patent cases. Nevertheless, if adopted, the Proposed Rule and Guidance would likely diminish the value of the 180-day marketing exclusivity period because, as discussed above, they increase the likelihood that the first patent challenger would lose some or all of the benefit of the marketing exclusivity period.



     How the FDA ultimately decides that pediatric exclusivity and the 180-day marketing exclusivity period interact could also affect the benefit a patent challenger would receive. The August 9, 2000 court ruling in favor of our challenge to a patent protecting Eli Lilly's Prozac, discussed elsewhere in the Prospectus, is one example. If the FDA were to decide that Eli Lilly's pediatric exclusivity period overlaps with and diminishes our generic exclusivity period, we could lose some or all of the 180 days of generic market exclusivity, which we expect would diminish the value of the favorable Prozac ruling.



     Each patent challenge typically takes three to six years, and can cost approximately $8 to 10 million in legal and product development costs. As a result, we have in the past and may elect in the future to have partners on selected patent challenges. These agreements typically provide for a sharing of the costs and risks, and generally provide for a sharing of the benefits of a successful outcome. The process for initiating a patent challenge begins with the identification of a drug candidate and evaluation by qualified legal counsel of the patents protecting that product. We have reviewed a number of challenges and have pursued only those that we believe have merit. Generally, once we receive a favorable opinion from our patent counsel, we begin the formulation and development process. Patent challenge product candidates typically must have several years of remaining patent protection to ensure that the legal process can be completed prior to patent expiry.



     The federal antitrust authorities, including the FTC, have indicated they intend to conduct a broad inquiry into alleged anti-competitive practices in the entire pharmaceutical industry, including practices relating to patent challenges and settlements. The FTC has indicated that the study will enable the Commission to provide a more complete picture of how generic drug competition has developed under the Hatch-Waxman Act. The FTC has already investigated several cases in which manufacturers of pharmaceutical drug products and potential generic competitors have allegedly entered into anti-competitive agreements to delay generic entry, and has taken enforcement action against some alleged anticompetitive agreements. The FTC has indicated that its broader study is designed to shed light on matters such as whether the agreements the FTC has found are isolated instances and whether particular provisions of the Hatch-Waxman Act have operated appropriately to balance the legitimate interests of pharmaceutical companies in protection of their intellectual property and the legitimate interests of generic companies in providing competition. The FTC has indicated it intends to issue special orders to approximately 100 pharmaceutical companies. We received our special order on April 30, 2001. We and any other companies receiving such requests will have 60 days to respond to the special orders. The FTC has stated that it then plans to compile the requested information to provide a factual description of how the 180-day marketing exclusivity and 30-month stay provisions of the Hatch-Waxman Act have influenced the development of generic drug competition. We intend to cooperate fully with the FTC's inquiry.


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


     It is possible that the FTC may take no action, may make recommendations to FDA or others, may adopt procedural notification devices, or may bring enforcement actions as to specific agreements it concludes are anticompetitive. Given the early stage of the inquiry, we cannot conclude whether and how this inquiry will affect our long-range business. As discussed previously, any limitations on the 180-day exclusivity provisions may decrease our opportunities for generic exclusivity in the future.


GOVERNMENT REGULATION

     We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by the DEA and state governments. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacturing, safety, labeling, storage, record keeping, approval, pricing, advertising and promotion of our products. Non-compliance with applicable requirements can result in fines, recalls and seizure of products. The FDA has the authority to revoke drug approvals previously granted.

  ANDA Process

     FDA approval is required before a generic equivalent or a new dosage form of an existing drug can be marketed. We usually receive approval for such products by submitting an ANDA to the FDA. When processing an ANDA, the FDA waives the requirement of conducting complete clinical studies, although it normally requires bioavailability and/or bioequivalence studies. "Bioavailability" indicates the rate and extent of absorption and levels of concentration of a drug product in the blood stream needed to produce a therapeutic effect. "Bioequivalence" compares the bioavailability of one drug product with another, and when established, indicates that the rate of absorption and levels of concentration of a generic drug in the body are the same as the previously approved drug. An ANDA may be submitted for a drug on the basis that it is the equivalent to a previously approved drug or, in the case of a new dosage form, is suitable for use for the indications specified.

     Before approving a product, the FDA also requires that our procedures and operations conform to cGMP regulations, as defined in the U.S. Code of Federal Regulations. We must follow the cGMP regulations at all times during the manufacture of our products. To help insure compliance with the cGMP regulations, we must continue to spend time, money and effort in the areas of production and quality control to ensure full technical compliance.

     If the FDA believes a company is not in compliance with cGMP, sanctions may be imposed upon that company including

     - withholding from the company new drug approvals as well as approvals for supplemental changes to existing applications;

     - preventing the company from receiving the necessary export licenses to export its products; and

     - classifying the company as an "unacceptable supplier" and thereby disqualifying the company from selling products to federal agencies.

     We believe we are currently in compliance with cGMP.


     The timing of final FDA approval of ANDA applications depends on a variety of factors, including whether the applicant challenges any listed patents for the drug and whether the brand-name manufacturer is entitled to one or more statutory exclusivity periods, during which the FDA is prohibited from accepting applications for, or approving, generic products. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, and thus block ANDAs from being approved on the patent expiration date. For example, the FDA may now extend the exclusivity of a product by six months past the date of patent expiry if the manufacturer undertakes studies on the effect of their product in children, a so-called pediatric extension.


     In May of 1992, the Generic Act was enacted. The Generic Act, a result of the legislative hearings and investigations into the generic drug approval process, allows the FDA to impose debarment and other penalties on individuals and companies that commit certain illegal acts relating to the generic drug approval process. In some situations, the Generic Act requires the FDA to not accept or review ANDAs for a period of time from a company or an individual that has committed certain violations. It also provides for temporary denial of approval of applications during the investigation of certain violations that could lead to debarment and also, in more limited circumstances, provides for the suspension of the marketing of approved drugs by the affected company. Lastly, the Generic Act allows for civil penalties and withdrawal of previously approved applications. Neither we nor any of our employees have ever been subject to debarment.

  NDA Process

     FDA approval is required before any new drug can be marketed. An NDA is a filing submitted to the FDA to obtain approval of a drug not eligible for an ANDA and must contain complete pre-clinical and clinical safety and efficacy data or a right of reference to such data. Before dosing a new drug in healthy human subjects or patients may begin, stringent government requirements for preclinical data must be satisfied. The pre-clinical data, typically obtained from studies in animal species, as well as from laboratory studies, are submitted in an Investigational New Drug, or IND, application, or its equivalent in countries outside the United States, where clinical trials are to be conducted. The preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

     Clinical trials are typically conducted in three sequential phases, although the phases may overlap.

     - In Phase I, which frequently begins with the initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse effects, dosage, tolerance absorption, metabolism, excretion and other elements of clinical pharmacology.

     - Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects.

     - Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at typically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling.

     Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. In some cases, the FDA allows a company to rely on data developed in foreign countries, or previously published data, which eliminates the need to independently repeat some or all of the studies.

     Data from preclinical testing and clinical trials are submitted to the FDA as an NDA for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug may take several years and require the expenditure of substantial resources. Preparing an NDA or marketing authorization application involves considerable data collection, verification, analysis and expense, and there can be no assurance that approval from the FDA or any other health authority will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny an NDA or marketing authorization application if the regulatory criteria are not satisfied, or such authorities may require additional testing or information.

     Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety. The post marketing studies could be used to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities require post-marketing reporting to monitor the adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products.

     Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in the manufacturing facility, an application seeking approval of such changes must be submitted to the FDA or other regulatory authority. Additionally, the FDA regulates post-approval promotional labeling and advertising activities to assure that such activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to such requirements can result in regulatory actions that could have a material adverse effect on our business, results of operations and financial condition.

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

  DEA

     Because we sell and develop products containing controlled substances, we must meet the requirements and regulations of the Controlled Substances Act which are administered by the DEA. These regulations include stringent requirements for manufacturing controls and security to prevent diversion of or unauthorized access to the drugs in each stage of the production and distribution process. The DEA regulates allocation to us of raw materials used in the production of controlled substances based on historical sales data. We believe we are currently in compliance with all applicable DEA requirements.

  Medicaid/Medicare

     In November 1990, a law regarding reimbursement for prescribed Medicaid drugs was passed as part of the Congressional Omnibus Budget Reconciliation Act of 1990. The law requires drug manufacturers to enter into a rebate contract with the Federal Government. All generic pharmaceutical manufacturers, whose products are covered by the Medicaid program, are required to rebate to each state a percentage (currently 11% in the case of products manufactured by us and 15% for Tamoxifen sold by us) of their average net sales price for the products in question. We accrue for future estimated rebates in our consolidated financial statements.

     Over the last year, the extension of prescription drug coverage to all Medicare recipients has gained support in Congress. The generic pharmaceutical industry trade associations are actively involved in discussions regarding the structure and scope of any proposed Medicare prescription drug benefit plans. We, as an active member in the Generic Pharmaceutical Association, or the GPhA, the leading trade association representing the generic pharmaceutical industry, support the development of an industry-wide position on Medicare.

     We believe that federal and/or state governments may continue to enact measures in the future aimed at reducing the costs of drugs to the public. We cannot predict the nature of such measures or their impact on our profitability.

  Other

     We are also governed by federal, state and local laws of general applicability, such as laws regulating intellectual property, including patents and trademarks; working conditions; equal employment opportunity; and environmental protection.

MANUFACTURING AND FACILITIES


     We have facilities and operations in Pomona and Blauvelt, New York; Northvale, New Jersey; Forest, Virginia; Bala Cynwyd, Pennsylvania; and Washington, D.C. The following table presents the facilities owned or leased by us and indicates the location and type of each of these facilities.



                 SQUARE
LOCATION         FOOTAGE    STATUS                        DESCRIPTION
--------         -------    ------    ----------------------------------------------------
NEW JERSEY
Northvale......   27,500     Owned    Manufacturing
NEW YORK
Blauvelt.......   48,000    Leased    Corporate Administration
Pomona 1.......   34,000     Owned    R&D, Laboratories, Manufacturing
Pomona 2.......   90,000     Owned    Laboratories, Administrative Offices, Manufacturing,
                                      Warehouse
PENNSYLVANIA
Bala Cynwyd....    2,700    Leased    Administration
VIRGINIA
Forest.........  165,500     Owned    Administrative Offices, Manufacturing, Warehouse,
                                      Packaging, Distribution
WASHINGTON
  D.C. ........    1,800    Leased    Corporate Administration

     Over the past three fiscal years, we have spent approximately $45 million in capital expenditures primarily to expand manufacturing capacity, extend research and development activities and strengthen certain competitive advantages.



EMPLOYEES



     Our success depends on our ability to hire and retain highly qualified scientific and management personnel. We face intense competition for personnel from other companies, academic institutions, government entities and other organizations. As of March 31, 2001, we had approximately 658 full-time employees including 114 in research and development and 451 in production and quality assurance/control. Approximately 82 are represented by a union that has a collective bargaining agreement with us. Our current collective bargaining agreement with our employees, who are represented by Local 2-149 of the Paper, Allied, Chemical and Energy (PACE) Union International, expires on April 1, 2005. We believe that our relations with our employees are good and we have no history of work stoppages. Our employees are organized as follows:



                                                              NUMBER OF
DEPARTMENT                                                    EMPLOYEES
----------                                                    ---------
Research and Development....................................     114
Administration..............................................      76
Manufacturing Union.........................................      82
Non-Union...................................................     192
Quality.....................................................     177
Sales & Marketing...........................................      17
                                                                 ---
          Total.............................................     658
                                                                 ===

                                   MANAGEMENT

     Our executive officers and directors are as follows:


NAME                                       AGE                    POSITION
----                                       ---                    --------
Bruce L. Downey..........................  52     Chairman of the Board and Chief Executive
                                                  Officer
Paul M. Bisaro...........................  40     Director, President and Chief Operating
                                                  Officer, Barr Laboratories
Carole S. Ben-Maimon.....................  42     Director, President and Chief Operating
                                                  Officer, Barr Research
Timothy P. Catlett.......................  45     Senior Vice President, Sales and
                                                  Marketing
William T. McKee.........................  39     Senior Vice President, Chief Financial
                                                  Officer, Treasurer and Secretary
Martin Zeiger............................  63     Senior Vice President, Strategic Business
                                                  Development and General Counsel
Salah U. Ahmed...........................  46     Senior Vice President, Product
                                                  Development
Edwin A. Cohen...........................  68     Vice Chairman of the Board
Robert J. Bolger.........................  78     Director
Harold N. Chefitz........................  66     Director
Michael F. Florence......................  63     Director
Jacob ("Jack") M. Kay....................  60     Director
Bernard C. Sherman.......................  58     Director
George P. Stephan........................  67     Director



     BRUCE L. DOWNEY became a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer in February of 1994. From January 1993 to December 1999 he served as our President and Chief Operating Officer. Prior to assuming these positions, from 1981 to 1993, Mr. Downey was a partner in the law firm of Winston & Strawn and a predecessor firm of Bishop, Cook, Purcell and Reynolds.


     PAUL M. BISARO was elected a Director in June 1998 and in December 1999 was appointed to the position of President and Chief Operating Officer. Previously, he served as Senior Vice President -- Strategic Business Development and General Counsel. Prior to joining us in 1992 as General Counsel, Mr. Bisaro was associated with the law firm of Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds.

     CAROLE S. BEN-MAIMON joined us in January 2001 and was elected a Director in February 2001. Prior to joining us, Dr. Ben-Maimon was with Teva Pharmaceuticals USA, where she most recently was Senior Vice President Science and Public Policy, North America. From 1996 until 2000, Dr. Ben-Maimon served as Senior Vice President, Research and Development. She is Board Certified in Internal Medicine.

     TIMOTHY P. CATLETT was employed by us in February 1995 as Vice President, Sales and Marketing. In September 1997, Mr. Catlett was elected to Senior Vice President, Sales and Marketing. From 1978 through 1993, Mr. Catlett held a number of positions with the Lederle Laboratories division of American Cyanamid including Vice President, Cardiovascular Marketing.

     WILLIAM T. MCKEE was employed by us in January 1995 as Director of Finance and was appointed Treasurer in March 1995. In September 1996, Mr. McKee was elected to the position of Chief Financial Officer, in December 1997 Mr. McKee was elected Vice President and in December 1998 was elected Senior Vice President. Mr. McKee also serves as Secretary. Prior to joining us, Mr. McKee served as Vice President, Finance for a software development company and from September 1983 through June 1993, Mr. McKee held management positions in the accounting firms of Deloitte & Touche LLP and Gramkow & Carnevale, CPAs. Mr. McKee is a CPA.

     MARTIN ZEIGER was employed by us in December 1999 as Senior Vice President, Strategic Business Development and General Counsel. Mr. Zeiger joined Barr from Hoechst Marion Roussel, where he served as a Vice President since the 1995 acquisition by Hoechst of Marion Merrill Dow.

     SALAH U. AHMED was employed by us as Director of Research and Development in 1993. Dr. Ahmed was named Vice President, Product Development in September 1996 and Senior Vice President, Product Development in October 2000. Before joining Barr, Dr. Ahmed was a Senior Scientist with Forest Laboratories, Inc. from 1989 to 1993.

     EDWIN A. COHEN founded Barr in 1970. Mr. Cohen served as President, Chairman of the Board, and Chief Executive Officer until 1994. In February of 1994, he was elected to the position of Vice Chairman of the Board and became a consultant to us.

     ROBERT J. BOLGER was elected a Director in February 1988. Mr. Bolger has been President of Robert J. Bolger Associates, a marketing consulting company since January 1988. From 1962 through 1987, he served as President of the National Association of Chain Drug Stores, a major trade association.


     HAROLD N. CHEFITZ was elected a Director in February 2001. Mr. Chefitz is Chairman of Notch Hill Advisors, which advises CK Capital Fund, and President of Chefitz HealthCare Investments, a private investment company. Prior to forming Notch Hill in 1999, Mr. Chefitz was a partner in Boles Knop & Co. Mr. Chefitz has also served as Managing Director and head of the Healthcare Group at Prudential Securities, and Senior Managing Director of Furman Selz. Mr. Chefitz is the Chairman of the Board of Directors of GliaMed, Inc. as well as a member of the Boards of Kensey Nash, Elan Motor Technology, EmergingMed.com and NetHealth Systems.


     MICHAEL F. FLORENCE was elected a Director in February 1988. Mr. Florence is President of Sherfam, Inc. and has been since 1989. He is also Vice President of Shermfin Corp., Vice President of Apotex, Inc. and Vice President of Sherman Delaware, Inc. From January 1964 through April 1989, Mr. Florence was a partner in Wm. Eisenberg & Co., Canadian Chartered Accountants. He is President and a Director of Citadel Gold Mines, Inc., and a Director of Nutrition for Life International, Inc. Mr. Florence and Dr. Sherman are brothers-in-law.

     JACOB ("JACK") M. KAY was elected a Director in December 1994. Mr. Kay is President of Apotex, Inc., and also serves as Chair of the Canadian Drug Manufacturers Association. He is also a Director of Humber River Regional Hospital (Toronto), Chair of the Canadian Schizophrenia Foundation and a Director of Cangene Corporation.

     BERNARD C. SHERMAN was Chairman of the Board from July 1981 to January 1993. He remains a Director. Dr. Sherman is Chief Executive Officer and Chairman of the Board of Apotex, Inc., a Canadian manufacturer of generic drugs. He is also Chairman of the Board of Cangene Corp., President of Sherman Delaware, Inc., President of Shermfin Corp.

     GEORGE P. STEPHAN was elected a Director in February 1988. In April 1990, Mr. Stephan retired as Vice Chairman of Kollmorgan Corporation (NYSE), a diversified, international technology company in which he served in several executive capacities for over 20 years. Mr. Stephan was also a director of Kollmorgan since 1982 and served as Chairman of the Board from 1991 to 1996. He continued as a director of Kollmorgan until June, 2000, when it was acquired by Danaher Corporation. From 1994 to April 1999 Mr. Stephan also was a Managing Director at Stonington Group LLC, financial intermediaries and consultants. He is currently a business consultant and a director of Sartorius Sports Limited, a privately held specialty sports retailer.

     Our directors and executive officers are elected annually to serve until the next annual meeting or until their successors have been elected and qualified.

                              SELLING SHAREHOLDER

     The following table sets forth the beneficial ownership of the shares of our common stock by the selling shareholder, Sherman Delaware, Inc., as of December 31, 2000, and as adjusted to reflect the sale of the common stock being offered hereby, before any exercise of the underwriters' over-allotment option.


                                                     PRIOR TO OFFERING         AFTER OFFERING
                                                   ---------------------    ---------------------
NAME OF BENEFICIAL OWNER                             NUMBER      PERCENT      NUMBER      PERCENT
------------------------                           ----------    -------    ----------    -------
Bernard C. Sherman, Ph.D.(1).....................  14,832,038     42.0%     11,832,038     33.5%


---------------
(1) Consists of 14,832,038 shares held of record by Sherman Delaware, Inc., or SDI, which are beneficially owned by Dr. Sherman. A total of 14,496,638 of the shares held by SDI are pledged to banks to secure a guaranty made by SDI, which does not relate to us. All of the 3,000,000 shares being sold by the selling shareholder are held of record by SDI. Dr. Sherman is one of our directors. The address for SDI and Dr. Sherman is 150 Signet Drive, Weston, Ontario, Canada M9LIT9.

                          DESCRIPTION OF CAPITAL STOCK

     Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $.01 per share, of which 35,329,524 shares were outstanding on December 31, 2000, and 2,000,000 shares of preferred stock, par value $1.00 per share, of which none is outstanding as of the date of this prospectus.


     Holders of the common stock are entitled to one vote for each share held of record, in person or by proxy, at all meetings of the shareholders and on all propositions before such meetings. The common stock does not have cumulative voting rights in the election of directors. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock are entitled to such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the assets remaining after provision for payment of creditors and after distribution in full of the preferential amount to be distributed to the holders of shares of any preferred stock are distributable pro rata among holders of common stock. The transfer agent and registrar of the common stock is Mellon Investor Services LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

                                  UNDERWRITING


     The selling shareholder is offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC is the representative of the underwriters. The selling shareholder has entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has separately agreed to purchase, the number of shares of common stock listed next to its name below at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus:



UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Banc of America Securities LLC..............................

                                                                 ---------
          Total.............................................     3,000,000
                                                                 =========


     The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them and that they may reject all or part of any order. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us and the selling shareholder. The underwriters expect to deliver the shares of
common stock to investors on                , 2001.

     The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow selected dealers a concession of not more than $ per share. The underwriters may also allow, and any other dealers may allow, a concession of not more than
$     per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. No change in the public offering price will vary the proceeds to be received by us as specified on the cover page of this prospectus. The common stock is offered subject to a number of conditions, including:

     - the receipt and acceptance of the common stock by the underwriters; and

     - the right on the part of the underwriters to reject orders in whole or in part.


     The selling shareholder has granted the underwriters an option to buy up to 450,000 additional shares of common stock. These additional shares would cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. If the underwriters exercise this option, they will each purchase, subject to a number of terms and conditions, additional shares approximately in proportion to the amounts specified above. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares:


                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share underwriting discounts and commissions............
Total underwriting discounts and commissions to be paid by
  the selling shareholder...................................



     The expenses of this offering, not including the underwriting discounts and commissions, are estimated to be approximately $950,000 and will be paid by the selling shareholder. Expenses of this offering, exclusive of the underwriting discounts and commissions, include the SEC filing fee, the NASD filing fee, New York Stock Exchange listing fees, legal and accounting fees, printing expenses, transfer agent and registrar fees and other miscellaneous fees.



     We, our executive officers and directors and the selling shareholder have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and our executive officers and directors, certain shareholders, and the selling shareholder may not offer, sell, contract to sell or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.



     We and the selling shareholder will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act of 1933. If we or the selling shareholder are unable to provide this indemnification, we and the selling shareholder will contribute to payments the underwriters may be required to make in respect of those liabilities.


     One or more of the underwriters may facilitate the marketing of this offering online, either directly or through one or more of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

     Banc of America Securities LLC and its affiliates have engaged in, and may engage in, transactions with, services for, or have owned, currently own or may own, equity or equity-like securities of us or our subsidiaries in the ordinary course of their businesses. Banc of America Securities LLC and its affiliates have received, and may receive, customary fees for its services.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a "naked" short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be a downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by us hereby and certain legal matters will be passed upon for us by Winston & Strawn, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS


     The financial statements for each of the three years ended June 30, 1998, 1999 and 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of the financial statements) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Information concerning us is also available for inspection at the offices of the New York Stock Exchange, Inc. Reports Section, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

     - our Annual Report on Form 10-K for the fiscal year ended June 30, 2000,

     - our Proxy Statement dated September 25, 2000,

     - our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, and December 31, 2000, and

     - any future filings made with the SEC under Section 13(a), 13(c), l4, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the termination of the offering.

     This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock. You may request a copy of these filings at no cost. Please direct your request to:

Barr Laboratories, Inc.
2 Quaker Road, PO Box D 2900
Pomona, New York 10970-0519
(845) 362-1100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                            BARR LABORATORIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of June 30, 1999 and 2000....   F-3
Consolidated Statements of Operations for the years ended
  June 30, 1998, 1999 and 2000..............................   F-4
Consolidated Statements of Shareholders' Equity for the
  years ended June 30, 1998, 1999 and 2000..................   F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1998, 1999 and 2000..............................   F-6
Notes to the Consolidated Financial Statements..............   F-7
Consolidated Balance Sheets as of June 30, and December 31,
  2000......................................................  F-25
Consolidated Statements of Earnings for the six months ended
  December 31, 1999 and 2000................................  F-26
Consolidated Statements of Cash Flows for the six months
  ended December 31, 1999 and 2000..........................  F-27
Notes to the Consolidated Financial Statements..............  F-28

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Barr Laboratories, Inc.:

     We have audited the accompanying consolidated balance sheets of Barr Laboratories, Inc. and subsidiaries (the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Barr Laboratories, Inc. and subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


     As discussed in Note 1, the accompanying financial statements have been restated.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey
August 7, 2000

May 2, 2001 as to Note 1

                            BARR LABORATORIES, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                               RESTATED
                                                               JUNE 30,       JUNE 30,
                                                                 2000           1999
                                                              -----------    -----------
                                                              (IN THOUSANDS OF DOLLARS,
                                                                EXCEPT SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $155,922       $ 94,867
  Marketable securities.....................................         96          8,127
  Accounts receivable (including receivables from related
     parties of $865 in 2000 and $1,051 in 1999) less
     allowances of $4,140 and $2,670 in 2000 and 1999,
     respectively...........................................     54,669         49,884
  Other receivables.........................................     23,811         16,093
  Inventories...............................................     79,482         77,613
  Prepaid expenses..........................................      1,428          1,556
                                                               --------       --------
     Total current assets...................................    315,408        248,140
Property, plant and equipment, net..........................     95,296         93,764
Other assets................................................     13,149          5,986
                                                               --------       --------
     Total assets...........................................   $423,853       $347,890
                                                               ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable (including payables to a related party of
     $497 and $632 in 2000
     and 1999, respectively)................................   $ 94,529       $ 88,982
  Accrued liabilities.......................................     11,079          9,118
  Deferred income taxes.....................................      1,036            833
  Current portion of long-term debt.........................      1,924          2,165
  Income taxes payable......................................      3,948            179
                                                               --------       --------
     Total current liabilities..............................    112,516        101,277
Long-term debt..............................................     28,084         30,008
Other liabilities...........................................        519            127
Deferred income taxes.......................................        566          2,771
Commitments & Contingencies
Shareholders' equity
  Preferred stock, $1 par value per share; authorized
     2,000,000 shares; none issued
  Common stock, $.01 par value per share; authorized
     100,000,000; issued 35,004,869 and 22,923,583 in 2000
     and 1999, respectively.................................        350            229
  Additional paid-in capital................................     83,463         76,903
  Additional paid-in capital -- warrants....................     16,418             --
  Warrant subscription receivable...........................     (1,835)            --
  Retained earnings.........................................    181,869        137,846
  Accumulated other comprehensive income (loss).............      1,916         (1,258)
                                                               --------       --------
                                                                282,181        213,720
  Treasury stock at cost: 176,932 and 117,955 shares in 2000
     and 1999, respectively.................................        (13)           (13)
                                                               --------       --------
     Total shareholders' equity.............................    282,168        213,707
                                                               --------       --------
     Total liabilities and shareholders' equity.............   $423,853       $347,890
                                                               ========       ========


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998


                                                              RESTATED       RESTATED       RESTATED
                                                                2000           1999           1998
                                                             -----------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Product sales (including sales to related parties of
  $7,479, $6,852 and $7,537 in 2000, 1999 and 1998,
  respectively)............................................   $440,110       $415,950       $346,638
Costs and expenses:
  Cost of sales............................................    315,652        301,393        266,002
  Selling, general and administrative......................     45,000         40,439         38,990
  Research and development.................................     40,451         22,593         18,955
                                                              --------       --------       --------
Earnings from operations...................................     39,007         51,525         22,691
Proceeds from patent challenge settlement (Note 3).........     27,584         28,083         30,666
Interest income............................................      5,092          3,180          2,176
Interest expense...........................................      2,405          2,697            858
Other income (expense).....................................        347             36            (17)
                                                              --------       --------       --------
Earnings before income taxes and extraordinary loss........     69,625         80,127         54,658
Income tax expense.........................................     25,448         30,877         21,148
                                                              --------       --------       --------
Earnings before extraordinary loss.........................     44,177         49,250         33,510
Extraordinary loss on early extinguishment of debt, net of
  taxes....................................................         --             --           (790)
                                                              --------       --------       --------
Net earnings...............................................   $ 44,177       $ 49,250       $ 32,720
                                                              ========       ========       ========
Earnings per common share:
  Earnings before extraordinary loss.......................   $   1.28       $   1.45       $   1.02
  Net earnings.............................................   $   1.28       $   1.45       $   1.00
                                                              ========       ========       ========
Earnings per common share-assuming dilution:
  Earnings before extraordinary loss.......................   $   1.24       $   1.39       $   0.96
  Net earnings.............................................   $   1.24       $   1.39       $   0.94
                                                              ========       ========       ========
Weighted average shares....................................     34,406         33,877         32,716
                                                              ========       ========       ========
Weighted average shares-assuming dilution..................     35,715         35,373         34,785
                                                              ========       ========       ========


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998

                                   COMMON          ADDITIONAL   ADDITIONAL PAID-     WARRANT
                                    STOCK           PAID-IN      IN CAPITAL --     SUBSCRIPTION   RETAINED
                               SHARES     AMOUNT    CAPITAL         WARRANTS        RECEIVABLE    EARNINGS
                             ----------   ------   ----------   ----------------   ------------   --------
                                            (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
BALANCE, JUNE 30, 1997.....  21,446,053    $214     $46,061                                       $ 55,876
Comprehensive income:
  Net earnings.............                                                                         32,720
  Unrealized loss on
    marketable securities,
    net of tax of $604.....
Total comprehensive
  income...................
Issuance of common stock
  for stock offering.......     430,000       4      14,517
Stock issuance costs.......                            (353)
Issuance of common stock
  for exercised stock
  options and employees'
  stock purchase plans.....     548,592       6       7,839
                             ----------    ----     -------         -------          -------      --------
BALANCE, JUNE 30, 1998.....  22,424,645     224      68,064                                         88,596
Comprehensive income:
  Net earnings.............                                                                         49,250
  Unrealized loss on
    marketable securities,
    net of tax of $238.....
Total comprehensive
  income...................
Issuance of common stock
  for exercised stock
  options and employees'
  stock purchase plans.....     498,938       5       8,839
                             ----------    ----     -------         -------          -------      --------
BALANCE, JUNE 30, 1999.....  22,923,583     229      76,903                                        137,846
Comprehensive income:
  Net earnings.............                                                                         44,177
  Unrealized gain on
    marketable securities,
    net of tax of $2,126...
Total comprehensive
  income...................
Issuance of common stock
  for exercised stock
  options and employees'
  stock purchase plans.....     426,947       5       6,587
Issuance of warrants.......                                          16,418          (16,418)
Proceeds applied to warrant
  receivable...............                                                           14,583
Stock split (3-for-2)......  11,654,339     116         (27)                                          (154)
                             ----------    ----     -------         -------          -------      --------
BALANCE, RESTATED, JUNE 30,
  2000.....................  35,004,869    $350     $83,463         $16,418          $(1,835)     $181,869
                             ==========    ====     =======         =======          =======      ========

                                 ACCUMULATED           TREASURY           TOTAL
                             OTHER COMPREHENSIVE        STOCK         SHAREHOLDERS'
                                (LOSS) INCOME      SHARES    AMOUNT      EQUITY
                             -------------------   -------   ------   -------------
                                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
BALANCE, JUNE 30, 1997.....        $    --         117,955    $(13)     $102,138
Comprehensive income:
  Net earnings.............                                               32,720
  Unrealized loss on
    marketable securities,
    net of tax of $604.....           (942)                                 (942)
                                                                        --------
Total comprehensive
  income...................                                               31,778
Issuance of common stock
  for stock offering.......                                               14,521
Stock issuance costs.......                                                 (353)
Issuance of common stock
  for exercised stock
  options and employees'
  stock purchase plans.....                                                7,845
                                   -------         -------    ----      --------
BALANCE, JUNE 30, 1998.....           (942)        117,955     (13)      155,929
Comprehensive income:
  Net earnings.............                                               49,250
  Unrealized loss on
    marketable securities,
    net of tax of $238.....           (316)                                 (316)
                                                                        --------
Total comprehensive
  income...................                                               48,934
Issuance of common stock
  for exercised stock
  options and employees'
  stock purchase plans.....                                                8,844
                                   -------         -------    ----      --------
BALANCE, JUNE 30, 1999.....         (1,258)        117,955     (13)      213,707
Comprehensive income:
  Net earnings.............                                               44,177
  Unrealized gain on
    marketable securities,
    net of tax of $2,126...          3,174                                 3,174
                                                                        --------
Total comprehensive
  income...................                                               47,351
Issuance of common stock
  for exercised stock
  options and employees'
  stock purchase plans.....                                                6,592
Issuance of warrants.......
Proceeds applied to warrant
  receivable...............                                               14,583
Stock split (3-for-2)......             --          58,977      --           (65)
                                   -------         -------    ----      --------
BALANCE, RESTATED, JUNE 30,
  2000.....................        $ 1,916         176,932    $(13)     $282,168
                                   =======         =======    ====      ========


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 2000, 1999 AND 1998


                                                              RESTATED
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net earnings................................................  $ 44,177   $ 49,250   $ 32,720
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization.............................    10,420      9,306      5,521
  Deferred income tax (benefit) expense.....................    (4,127)     1,834      3,585
  Write-off of deferred financing fees associated with early
     extinguishment of debt.................................        --         --        195
  (Gain) loss on sale of assets.............................      (470)        11         63
  Loss (gain) on sale of marketable securities..............       122          6         (2)
  Changes in assets and liabilities:
  (Increase) decrease in:
     Accounts receivable and other receivables, net.........   (12,503)    (4,550)   (26,195)
     Inventories............................................    (1,869)    (3,236)   (18,161)
     Prepaid expenses.......................................       128       (750)      (238)
     Other assets...........................................    (1,718)      (492)      (389)
  Increase (decrease) in:
     Accounts payable, accrued liabilities and other........     8,015    (14,633)    34,940
     Income taxes payable...................................     3,769     (3,178)       963
                                                              --------   --------   --------
  Net cash provided by operating activities.................    45,944     33,568     33,002
                                                              --------   --------   --------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................   (12,086)   (12,333)   (20,431)
Proceeds from sale of property, plant and equipment.........       287          1        248
Purchases of strategic investments..........................        --     (2,800)    (4,069)
Sales (purchases) of marketable securities, net.............     7,965       (901)    (7,291)
                                                              --------   --------   --------
     Net cash used in investing activities..................    (3,834)   (16,033)   (31,543)
                                                              --------   --------   --------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments on long-term debt........................    (2,165)    (1,968)   (14,939)
Proceeds from loans.........................................        --         --     30,000
Net borrowings under line of credit.........................        --     (2,500)     2,500
Stock issuance costs........................................        --         --       (353)
Proceeds from stock offering................................        --         --     14,521
Fees associated with stock split............................       (65)        --         --
Earnings under DuPont agreements applied to warrant
  receivable................................................    14,583         --         --
Proceeds from exercise of stock options and employee stock
  purchases.................................................     6,592      8,844      7,845
                                                              --------   --------   --------
  Net cash provided by financing activities.................    18,945      4,376     39,574
                                                              --------   --------   --------
  Increase in cash and cash equivalents.....................    61,055     21,911     41,033
Cash and cash equivalents, beginning of year................    94,867     72,956     31,923
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $155,922   $ 94,867   $ 72,956
                                                              ========   ========   ========
SUPPLEMENTAL CASH FLOW DATA:
Cash paid during the year
  Interest, net of portion capitalized......................  $  2,438   $  2,727   $    855
  Income taxes..............................................    24,946     27,869     13,254
Non-cash transactions
  Write-off of equipment & leasehold improvements related to
     closed facility........................................  $    115   $     83   $     --
  Warrants issued for subscription receivable...............    16,418


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              (in thousands of dollars, except per share amounts)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  (a) Principles of Consolidation, Restatement and Other Matters


     The consolidated financial statements include the accounts of Barr Laboratories, Inc. (the "Company") and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Sherman Delaware, Inc. owned 42.6% of the outstanding common stock of the Company at June 30, 2000. Dr. Bernard C. Sherman is a principal shareholder of Sherman Delaware, Inc. and a Director of Barr Laboratories, Inc.


     The Company has restated its consolidated financial statements as of June 30, 2000 and for the year then ended. This restatement results from a revision in the Company's method of accounting for the warrants issued to DuPont Pharmaceuticals Company in connection with the strategic alliance executed in March 2000 (see Note 2). The Company and its independent accountants, Deloitte & Touche LLP, believed that its original accounting for these agreements was appropriate. However, after further discussion and advice from the Staff of the Securities and Exchange Commission ("SEC") in connection with their review of the Company's financial statements, the Company has revised its accounting.



     In March 2000, the Company issued 1.5 million fully vested and immediately exercisable warrants to DuPont and immediately expensed the $16,418 fair value as Agreement expense. The Company separately recorded the $14,583 of revenues it earned under its Product Development Agreement, Development and Marketing Agreement and ViaSpan Agreement (see Note 2) as Development and other revenue for the year ended June 30, 2000.



     The Company revised its accounting for the warrants to report a warrant subscription receivable for the fair value of the warrants upon issuance and to apply the proceeds earned under the related DuPont agreements to the warrant subscription receivable. As a result, the Company has restated its 2000 consolidated financial statements. The total effect of the restatement was to increase previously reported 2000 net income by $1,835 or $.05 per share assuming dilution and to decrease net income and earnings per share in the first quarter of fiscal year 2001 by $1,835 or $0.05 per share assuming dilution. The net effect of adjustments made to 2000 quarterly reported results is disclosed in Note 16.



     In addition, the Company has reclassified proceeds from supply agreement from revenues to non-operating income under the caption, proceeds from patent challenge settlement (See Note 3). The Company and its independent accountants, Deloitte & Touche LLP, believe the decision to classify such proceeds as revenues was appropriate since patent challenges are part of Barr's three-part business strategy. However, based on further discussions with the SEC, the Company has reclassified the amounts to reflect that the cash Bayer elects to pay us under our Cipofloxacin Supply agreement is non-operating revenue. The reclassification had no effect on the previously reported net income for the years ended June 30, 2000, 1999 and 1998 or for any quarters therein.



     A summary of the effects of the restatement and reclassification is as follows:



                                     FISCAL 2000             FISCAL 1999             FISCAL 1998
                                ---------------------   ---------------------   ---------------------
                                    AS                      AS                      AS
                                PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
                                 REPORTED    REVISED     REPORTED    REVISED     REPORTED    REVISED
                                ----------   --------   ----------   --------   ----------   --------
Total revenues................   $482,278    $440,110    $444,033    $415,950    $377,304    $346,638
Earnings from operations......     64,756      39,007      79,608      51,525      53,357      22,691
Net earnings..................     42,342      44,177      49,250      49,250      32,720      32,720
Earnings per common share --
  assuming dilution...........   $   1.19    $   1.24    $   1.39    $   1.39    $   0.94    $   0.94

                            BARR LABORATORIES, INC.

     Certain amounts in the prior year's financial statements have been reclassified to conform with the current year presentation.

  (b) Credit and Market Risk

     Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing investments and trade receivables. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

  (c) Cash and Cash Equivalents

     Cash equivalents consist of short-term, highly liquid investments (primarily market auction securities with interest rates that are re-set in intervals of 28 to 49 days) which are readily convertible into cash at par value
(cost). As of June 30, 2000 and 1999, $74,011 and $28,283, respectively, of the Company's cash was held in an interest-bearing escrow account. Such amounts represent the portion of the Company's payable balance with the Innovator of Tamoxifen, which the Company has decided to secure in connection with its cash management policy.

     In December 1995, the Company and the Innovator of Tamoxifen entered into an Alternative Collateral Agreement ("Collateral Agreement") which suspends certain sections of the Supply and Distribution Agreement ("Distribution Agreement") entered into by both parties in March 1993. Under the Collateral Agreement, extensions of credit to the Company are no longer required to be secured by a letter of credit or cash collateral. However, the Company may at its discretion maintain a balance in the escrow account based on its short-term cash requirements. All remaining terms of the Distribution Agreement remain in place. In return for the elimination of the cash collateral requirement and in lieu of issuing letters of credit, the Company has agreed to pay the Innovator monthly interest based on the average unsecured monthly Tamoxifen payable balance, as defined in the Collateral Agreement, and maintain compliance with certain financial covenants. The Company was in compliance with such covenants at June 30, 2000.

  (d) Inventories

     Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

  (e) Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the terms of the respective leases.

     The estimated useful lives of the major classification of depreciable assets are:

                                                              YEARS
                                                              -----
Buildings...................................................   45
Building improvements.......................................   10
Machinery and equipment.....................................  3-10
Leasehold improvements......................................  3-10

     Maintenance and repairs are charged to operations as incurred; renewals and betterments are capitalized.

  (f) Research and Development

     Research and development costs, which consist principally of product development costs, are charged to operations as incurred.

                            BARR LABORATORIES, INC.

  (g) Earnings Per Share

     On May 31, 2000, the Company's Board of Directors declared a 3-for-2 stock split effected in the form of a 50% stock dividend. Approximately 11.6 million additional shares of common stock were distributed on June 29, 2000 to shareholders of record as of June 12, 2000. All applicable prior year share and per share amounts have been adjusted for the stock split.

     The following is a reconciliation of the numerators and denominators used to calculate Earnings per common share ("EPS") before extraordinary loss in the Consolidated Statements of Operations:


                                                                AS
                                                              REVISED
                                                               2000       1999       1998
                                                              -------    -------    -------
EARNINGS PER COMMON SHARE:
Earnings before extraordinary loss (numerator)..............  $44,177    $49,250    $33,510
Weighted average shares (denominator).......................   34,406     33,877     32,716
Earnings before extraordinary loss..........................  $  1.28    $  1.45    $  1.02
                                                              =======    =======    =======
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION:
Earnings before extraordinary loss (numerator)..............  $44,177    $49,250    $33,510
Weighted average shares.....................................   34,406     33,877     32,716
Effect of dilutive options..................................    1,309      1,496      2,069
                                                              -------    -------    -------
Weighted averages shares -- assuming dilution
  (denominator).............................................   35,715     35,373     34,785
Earnings before extraordinary loss..........................  $  1.24    $  1.39    $  0.96
                                                              =======    =======    =======


     During the years ended June 30, 2000, 1999 and 1998, there were 1,560, 819 and 289 respectively, of outstanding options and warrants that were not included in the computation of diluted EPS, because their respective exercise prices were greater than the average market price of the common stock for the period.

  (h) Deferred Financing Fees

     All debt issuance costs are being amortized on a straight-line basis over the life of the related debt, which matures in 2002, 2004 and 2007. The unamortized amounts of $238 and $305 at June 30, 2000 and 1999, respectively, are included in other assets in the Consolidated Balance Sheets.

     In connection with the November 1997 early extinguishment of the then remaining $14,400 10.15% Senior Secured Notes, the Company wrote off $195 in deferred financing fees in the year ended June 30, 1998 (See Note 8 to the Consolidated Financial Statements).

  (i) Fair Value of Financial Instruments

     Cash, Accounts Receivable, Other Receivables and Accounts Payable -- The carrying amounts of these items are a reasonable estimate of their fair value.

     Marketable Securities -- Marketable securities are recorded at their fair value (See Note 7 to the Consolidated Financial Statements).

     Other Assets -- Investments in strategic collaborations that do not have a readily determinable market value are recorded at cost as it is a reasonable estimate of fair value (See Note 7 to the Consolidated Financial Statements).

     Long-Term Debt -- The fair value at June 30, 2000 and 1999 is estimated at $30 million and $32 million, respectively. Estimates were determined by discounting the future cash flows using rates currently available to the Company.

                            BARR LABORATORIES, INC.

     The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

  (j) Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts and disclosures; actual results may differ substantially.

  (k) Revenue Recognition


     The Company recognizes product sales revenue when goods are shipped. Barr earns revenues under the DuPont research and development agreements (see Note 2) as Barr performs the related research and development. Amounts received under these agreements are not refundable. For the period between January 1, 2000 and June 30, 2000, Barr earned Transition Revenues under the ViaSpan Agreement. For the year ended June 30, 2000, all revenues earned under the DuPont and ViaSpan Agreements have been applied against the warrant receivable (see Note 2).


  (l) Segment Reporting

     The Company operates in one reportable segment -- the development, manufacture and marketing of generic and proprietary pharmaceuticals. The Company's chief operating decision-maker reviews operating results on a consolidated company basis.

     The Company's manufacturing plants are located in New Jersey, New York and Virginia and its products are sold throughout the United States and Puerto Rico, primarily to wholesale and retail distributors. In fiscal 2000, 1999 and 1998, a customer accounted for approximately 16%, 14% and 12% of product sales, respectively. No other customer accounted for greater than 10% of product sales in any of the last three fiscal years.

  (m) Asset Impairment

     The Company reviews the carrying value of its property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

  (n) New Accounting Pronouncements

     Derivative Instruments

     On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of SFAS No. 133 until the Company's fiscal year 2001. The Company has evaluated this statement and determined that implementation will not have a material impact on the Company's existing accounting policies and financial reporting disclosures.

                            BARR LABORATORIES, INC.

     Revenue Recognition


     In December 1999, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements" which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The accounting described in this bulletin is no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Based on its current accounting policies, the Company does not expect any material changes to its consolidated financial statements as a result of adopting SAB 101.


(2) DUPONT PHARMACEUTICALS COMPANY STRATEGIC ALLIANCE


     On March 20, 2000, the Company signed definitive agreements to establish a strategic relationship with DuPont Pharmaceuticals Company ("DuPont") to develop, market and promote several proprietary products and to terminate all litigation between the two companies. Each agreement contains common termination provisions including for bankruptcy and material breach by either party which is not cured within a specified period. The Company is unable to assess whether the individual terms of each of the agreements would have been different had each of the agreements been negotiated separately with other third parties not involved in litigation. These agreements are individually described below.



  Development and Other Revenue/Warrant Subscription Receivable



     In connection with a proprietary product development funding agreement ("Product Development Agreement"), DuPont may invest up to $45,000 over three years to support the development of three of the Company's proprietary products. The funding is subject to a maximum amount of $17,000 per product. Funding is made on a quarterly basis and is limited to a maximum of $5,000 per quarter. As Barr incurs qualified research and development expenses, as defined in the Product Development Agreement, Barr records such expenses as R&D and invoices and records the related revenue from DuPont as development and other revenue. Upon approval of the products, Barr will be responsible for marketing the products and DuPont may receive royalties based on product sales for a term of ten years. Such royalties may be reduced if Barr elects to repay the funding provided by DuPont. If Barr elects this option, DuPont may elect to eliminate the royalty in exchange for an additional fee. In connection with the Product Development Agreement, the Company earned $8,000 for the year ended June 30, 2000 and reported such amount as an offset to the warrant subscription receivable described below.



     In a second agreement, DuPont will assume responsibility for sales and marketing support of an undisclosed proprietary product that Barr expects to launch in the first calendar quarter of 2001 ("Development and Marketing Agreement"). During the development period, as Barr completes its ongoing research and other development activities necessary to gain FDA approval for the product, Barr receives payments and records revenues. Such payments, including a milestone payment if FDA approval is achieved by a certain date, could total up to $9,000 over five quarters. Upon FDA approval of the product, Barr will be responsible for manufacturing and packaging the product for DuPont, and DuPont will receive a royalty based on product sales for a term of five years. In addition to general termination provisions, DuPont may terminate the agreement after two years from launch of the product. Barr may terminate the agreement after three years from the launch of the product and if so, DuPont will receive a quarterly royalty based on product sales for one year following the termination date. For the year ended June 30, 2000 the Company earned $4 million related to this agreement and reported such amount as an offset to the warrant subscription receivable described below.



     Under the terms of a third agreement, ("ViaSpan Agreement"), Barr will become the sole distributor in the United States and Canada of DuPont's ViaSpan(R) organ transplant preservation agent for a period of eight years. Barr will purchase ViaSpan from DuPont for resale. During a transition period, that ended July 31, 2000, DuPont remained the distributor of ViaSpan but paid a fee to Barr based on a defined formula

                            BARR LABORATORIES, INC.

("Transition Revenue") calculated on DuPont's actual sales of ViaSpan during this transition period. In addition to general termination provisions, Barr may terminate this agreement at any time upon a defined notice period. For the year ended June 30, 2000, the Company earned approximately $2,600 during this transition period and reported such amount as an offset to the warrant subscription receivable described below. Beginning August 1, 2000, Barr assumed complete responsibility for distributing the product and records product sales and related costs, including royalties to DuPont based on product sales, in its Consolidated Statements of Operations.



  Warrants



     In connection with the strategic alliance, the Company issued two warrants granting DuPont the right to purchase 750,000 shares of Barr's common stock at $31.33 per share, and 750,000 shares at $38.00 per share, respectively. Each warrant is immediately exercisable and expires in March 2004. DuPont cannot assign or transfer the warrants to a third party without Barr's consent. If Barr were not to provide consent within a specified period, DuPont has put rights that require Barr to purchase all or a portion of the warrant to be transferred. In connection with the issuance of such warrants, the Company recorded approximately $16.4 million as the fair value of the warrants as a subscription receivable in the shareholder's equity section of the Consolidated Balance Sheets at June 30, 2000. The amount was calculated using a Black-Scholes option pricing model with the following assumptions at the grant date: dividend yield of 0%; expected volatility of 38%; weighted-average risk-free interest rate of 7.1341% and expected term of 4 years. For the year ended June 30, 2000, the Company applied the entire $14,583 earned under the three agreements with DuPont as a reduction of the warrant receivable, leaving a remaining balance of $1,835 in shareholder's equity at June 30, 2000. Once the warrant receivable has been reduced to zero, the Company will report all future revenues earned under the Product Development and Development and Marketing Agreements as Development and other revenue on the Consolidated Statements of Operations.



(3) PROCEEDS FROM PATENT CHALLENGE SETTLEMENT



     In January 1997, Bayer AG and Bayer Corporation ("Bayer") and the Company agreed to settle the then pending litigation regarding Bayer's patent protecting ciprofloxacin hydrochloride. Under the Settlement Agreement, the Company withdrew its patent challenge by amending its ANDA from a paragraph IV certification (claiming invalidity) to a paragraph III certification (seeking approval upon patent expiry) and acknowledged the validity and enforceability of the ciprofloxacin patent. As consideration for this settlement, the Company received a non-refundable payment of $24,550 in January 1997 which it recorded as proceeds from patent challenge settlement (see Note 1). Concurrent with the Settlement Agreement, the Company also signed a contingent, non-exclusive Supply Agreement ("Supply Agreement") with Bayer which ends at patent expiry in December 2003.



     Under the terms of the Supply Agreement, Bayer, at its sole option can either allow Barr and Rugby Laboratories, now owned by Watson Pharmaceuticals, Inc., to purchase, at a predetermined discount to Bayer's then selling price, quantities of ciprofloxacin for resale under market conditions or make quarterly cash payments as defined in the Agreement. Further, the Supply Agreement also provides that, six months prior to patent expiry, currently July 2003, if Barr is not already distributing the product, Barr and Rugby Laboratories will have the right to begin distributing ciprofloxacin product manufactured by Bayer. The Bayer license is non-exclusive and Bayer may, at its option, provide other non-exclusive licenses to others after Barr and Rugby Laboratories have operated under the license for six months.



     If Bayer elects to supply Barr and Rugby Laboratories with product for resale in the market, the amount Barr and Rugby Laboratories could earn would be dependent upon numerous market factors including, the existence of competing products, market acceptance of the Barr product and pricing decisions. If Bayer elects not to allow Barr and Rugby Laboratories to purchase product for resale, Barr is entitled to receive cash

                            BARR LABORATORIES, INC.

payments which could range from $28,000 to $31,000 per year through June 30, 2003. As of June 30, 2000, the present value of the cash payments Barr may receive approximates $93,000. However, there is no guarantee that Bayer will continue to elect to make cash payments.



     Barr recognizes the amounts due under the Supply Agreement as such amounts are realized based on the outcome of Bayer's election. The amounts realized are reported as proceeds from patent challenge settlement.



     Also included in proceeds from patent challenge settlement for the years ended June 30, 1999 and 1998 is $1,500 and $4,500, respectively, received under a separate contingent supply agreement with an unrelated party relating to the Ciprofloxacin patent challenge.


(5) INVENTORIES

     A summary of inventories is as follows:

                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Raw materials and supplies..................................  $16,884    $15,790
Work-in-process.............................................    5,102      7,957
Finished goods..............................................   57,496     53,866
                                                              -------    -------
                                                              $79,482    $77,613
                                                              =======    =======

     Tamoxifen Citrate, purchased as a finished product, accounted for $42,730 and $43,040 of finished goods inventory at June 30, 2000 and 1999, respectively.

(6) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment is as follows:

                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Land........................................................  $  3,408    $  3,256
Buildings and improvements..................................    64,649      57,669
Machinery and equipment.....................................    72,886      69,789
Leasehold improvements......................................     1,288       1,665
Automobiles and trucks......................................        68          68
Construction in progress....................................     3,823       7,041
                                                              --------    --------
                                                               146,122     139,488
Less: Accumulated depreciation & amortization...............    50,826      45,724
                                                              --------    --------
                                                              $ 95,296    $ 93,764
                                                              ========    ========

     For the years ended June 30, 2000, 1999 and 1998, $136, $205 and $2,047 of interest was capitalized, respectively.

                            BARR LABORATORIES, INC.

(7) MARKETABLE SECURITIES & OTHER ASSETS

     The Company's investments in marketable securities and certain other assets are classified as "available for sale" and, accordingly, are recorded at current market value with offsetting adjustments to shareholders' equity, net of income taxes.

     Marketable securities include investments in a short duration portfolio of corporate and government debt. The debt securities will be held for less than one year and are therefore, recorded as a current asset in the Consolidated Balance Sheets.


     Other assets include equity securities that represent the Company's investments in Galen Holding, plc. (formerly Warner Chilcott plc.) and Halsey Drug Co., Inc. ("Halsey").


  Warner Chilcott plc.

     On August 13, 1997, Barr made a strategic investment in Warner Chilcott, a developer, marketer, and distributor of specialty pharmaceutical products. In connection with Warner Chilcott's Initial Public Offering ("Offering"), the Company acquired 250,000 Ordinary Shares represented by 250,000 American Depository Shares ("ADSs") at a price equal to the initial public offering price less underwriting discounts and commissions. The initial investment totaled $4,069. In addition, the Company was granted warrants to purchase an additional 250,000 shares in the form of ADSs. Beginning on the first anniversary of the Offering and annually thereafter for the next three years, one-fourth of the warrants will be exercisable by Barr. If Barr does not exercise in full the portion of the warrant exercisable during any one year, such portion of the warrant will terminate. The Company elected not to exercise the first portion of the warrants because the warrants' exercise price exceeded the then market price, and as a result, such portion of the warrants terminated. The Company exercised the second portion on August 7, 2000.

  Halsey Drug Co., Inc.

     In April 1999, the Company sold its rights to several pharmaceutical products to Halsey in exchange for 500,000 warrants exercisable for 500,000 shares of Halsey's common stock at $1.06 per share. The warrants expire in April 2004. In connection with this sale, the Company recorded an investment in warrants and realized a gain of $343. The Company has valued the warrants at their fair value using the Black-Scholes option-pricing model.

  Other Investments

     Also included in other assets is the Company's investment of $2,250 in Gynetics, Inc., a private company that develops and markets pharmaceutical products and medical devices to advance the healthcare of women and an investment of $550 in another private company with whom the Company will work in connection with another one of its proprietary products. These investments are recorded at cost in the Consolidated Balance Sheets.

     The amortized cost and estimated market values of the securities at June 30, 2000 and 1999 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED    MARKET
JUNE 30, 2000                                 COST         GAINS         LOSSES       VALUE
-------------                               ---------    ----------    ----------    -------
Debt securities:
  U.S. Government securities..............   $   101       $   --        $    5      $    96
Equity securities.........................     4,412        3,206            --        7,618
                                             -------       ------        ------      -------
Total securities..........................   $ 4,513       $3,206        $    5      $ 7,714
                                             =======       ======        ======      =======

                            BARR LABORATORIES, INC.

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED    MARKET
JUNE 30, 1999                                 COST         GAINS         LOSSES       VALUE
-------------                               ---------    ----------    ----------    -------
Debt securities:
  U.S. Government securities..............   $ 5,954       $   --        $   55      $ 5,899
  Corporate bonds.........................     2,235            1             8        2,228
                                             -------       ------        ------      -------
Total debt securities.....................     8,189            1            63        8,127
Equity securities.........................     4,069           --         2,038        2,031
                                             -------       ------        ------      -------
Total securities..........................   $12,258       $    1        $2,101      $10,158
                                             =======       ======        ======      =======

     Proceeds of $52,916 and $9,446, which include a loss of $122 and $6, respectively, were received on the sales of marketable securities in the years ended June 30, 2000 and 1999, respectively. The cost of investments sold is determined by the specific identification method.

(8) LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
New Jersey Economic Development Authority Bond(a)...........  $    --    $   241
Senior unsecured notes(b)...................................   27,143     28,571
Equipment financing(c)......................................    2,865      3,361
Unsecured revolving credit facility(d)......................       --         --
                                                              -------    -------
                                                               30,008     32,173
Less: Current installments of long-term debt................    1,924      2,165
                                                              -------    -------
Total long-term debt........................................  $28,084    $30,008
                                                              =======    =======

---------------
(a) The New Jersey Economic Development Authority Bond was payable to a bank. Such loan was secured by a first mortgage on land, building and improvements on the facility located at 265 Livingston Street. Interest was charged at 75% of the bank's prime rate. The final installment of $220 was paid in January 2000.

(b) In November 1997, the Company refinanced $14,400 of outstanding Senior Secured Notes with $30,000 of Senior Unsecured Notes with an average interest rate of 6.88% per year. The cash payment of $16,055 included the outstanding principal of $14,400, a prepayment penalty of $1,087 and accrued interest through November 18, 1997 of $568. The prepayment penalty of $1,087 and the related write-off of approximately $195 in previously deferred financing costs resulted in an extraordinary loss. This extraordinary loss from early extinguishment of debt, net of taxes of $492, was $790 or $0.02 per share. The Senior Unsecured Notes of $30,000 include a $20,000, 7.01% Note due November 18, 2007 and $10,000, 6.61% Notes due November 18, 2004. Annual principal payments under the Notes total $1,429 through November 2002, $5,429 in 2003 and 2004, and $4,000 in 2005 through 2007.

    The Senior Unsecured Notes contain certain financial covenants including restrictions on dividend payments not to exceed $10 million plus 75% of consolidated net earnings subsequent to June 30, 1997. The Company was in compliance with all such covenants as of June 30, 2000.

(c) In April 1996, the Company signed a Loan and Security Agreement with BankAmerica Leasing and Capital Group that provided the Company up to $18,750 in financing for equipment to be purchased through October 1997. Notes entered into under this agreement require no principal payment for the first two quarters; bear interest quarterly at a rate equal to the London Interbank Offer Rate (LIBOR) plus 125

                            BARR LABORATORIES, INC.

    basis points; and have a term of 72 months. LIBOR was 6.769% and 5.368% at June 30, 2000 and June 30, 1999, respectively.

(d) The Company currently has no outstanding borrowings under its $20,000 Unsecured Revolving Credit Facility ("Revolver") with Bank of America, National Association. Borrowings under this facility bear interest at either prime or LIBOR plus 0.75%. In addition, the Company is required to pay a commitment fee equal to .25% of the difference between the outstanding borrowings and $20,000. In December 1999, the term of the Revolver was extended to December 31, 2001.

     Principal maturities of existing long-term debt for the next five years and thereafter are as follows:

                        YEAR ENDING
                          JUNE 30,
                        -----------
2001........................................................  $ 1,924
2002........................................................    3,184
2003........................................................    2,042
2004........................................................    5,429
2005........................................................    5,429
Thereafter..................................................   12,000

(9) RELATED-PARTY TRANSACTIONS

     The Company's related-party transactions were with affiliated companies of Dr. Bernard C. Sherman. During the years ended June 30, 2000, 1999 and 1998, the Company purchased $2,716, $1,134 and $1,799, respectively, of bulk pharmaceutical material from such companies. In addition, the Company sold certain of its pharmaceutical products and bulk pharmaceutical materials to two other companies owned by Dr. Sherman. During fiscal 1996, the Company also entered into a multi-year agreement with a Company owned by Dr. Sherman to share litigation and development costs in connection with one of its patent challenges. For the years ended June 30, 2000, 1999 and 1998, the Company recorded $668, $1,438 and $1,170, respectively, in connection with such agreement as a reduction to selling, general and administrative expenses and research and development expenses.

     During the years ended June 30, 2000, 1999 and 1998, the Company's founder and Vice Chairman, Edwin A. Cohen, earned $200, $200 and $250, respectively, under a consulting agreement, which expires on June 30, 2002.

(10) INCOME TAXES

     A summary of the components of income tax expense is as follows:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Current:
  Federal.............................................  $25,475    $25,173    $15,504
  State...............................................    4,100      3,870      1,567
                                                        -------    -------    -------
                                                         29,575     29,043     17,071
                                                        -------    -------    -------
Deferred:
  Federal.............................................   (3,577)     1,588      3,103
  State...............................................     (550)       246        482
                                                        -------    -------    -------
                                                         (4,127)     1,834      3,585
                                                        -------    -------    -------
Total.................................................  $25,448    $30,877    $20,656
                                                        =======    =======    =======

                            BARR LABORATORIES, INC.

     Income tax expense for the years ended June 30, 2000, 1999 and 1998 is included in the financial statements as follows:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Continuing operations.................................  $25,448    $30,877    $21,148
Extraordinary loss on early extinguishment of debt....       --         --       (492)
                                                        -------    -------    -------
                                                        $25,448    $30,877    $20,656
                                                        =======    =======    =======

     The provision for income taxes differs from amounts computed by applying the statutory federal income tax rate to earnings before income taxes due to the following:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Federal income taxes at statutory rate................  $23,726    $28,044    $18,681
State income taxes, net of federal income tax
  effect..............................................    2,307      2,675      1,332
Other, net............................................     (585)       158        643
                                                        -------    -------    -------
                                                        $25,448    $30,877    $20,656
                                                        =======    =======    =======

     The temporary differences that give rise to deferred tax assets and liabilities as of June 30, 2000 and 1999 are as follows:


                                                                2000        1999
                                                              --------    --------
Deferred tax assets:
  Receivable reserves.......................................  $  2,313    $    900
  Inventory reserves........................................       620       2,290
  Inventory capitalization..................................       895         385
  Investments*..............................................        --         842
  Other operating reserves..................................     2,443       2,471
  Warrants issued...........................................     6,610          --
                                                              --------    --------
Total deferred tax assets...................................    12,881       6,888

Deferred tax liabilities:
  Plant and equipment.......................................    (6,384)     (4,173)
  Proceeds from patent challenge settlement.................    (6,576)     (6,319)
  Other operating reserves..................................      (240)         --
  Investments*..............................................    (1,283)         --
                                                              --------    --------
Total deferred tax liabilities..............................   (14,483)    (10,492)
                                                              --------    --------
Net deferred tax liability..................................  $ (1,602)   $ (3,604)
                                                              ========    ========


---------------
* Tax effects are reflected directly in equity

     As of June 30, 2000, the Company has capital loss carryforwards of $151, expiring in 2004 and 2005.

(11) SHAREHOLDERS' EQUITY

  Employee Stock Option Plans

     The Company has two stock option plans, the 1993 Stock Incentive Plan (the "1993 Option Plan") and the 1986 Option Plan, which were approved by the shareholders and which authorize the granting of options

                            BARR LABORATORIES, INC.

to officers and certain key employees to purchase the Company's common stock at a price equal to the market price on the date of grant. Effective June 30, 1996, options are no longer granted under the 1986 Option Plan. For fiscal 2000, 1999 and 1998, there were no options that expired under this plan.

     All options granted prior to June 30, 1996, under the 1993 Option Plan and 1986 Option Plan, are exercisable between one and two years from the date of grant and expire ten years after the date of grant except in cases of death or termination of employment as defined in each Plan. Options issued after June 30, 1996 are exercisable between one and three years from the date of grant. To date, no option has been granted under either the 1993 Option Plan or the 1986 Option Plan at a price below the current market price of the Company's common stock on the date of grant.

     A summary of the activity resulting from all plans, adjusted for the June 2000 3-for-2 stock split, is as follows:

                                                                           WEIGHTED-AVERAGE
                                                          NO. OF SHARES      OPTION PRICE
                                                          -------------    ----------------
Outstanding at 6/30/97..................................    2,978,086           $ 8.55
  Granted...............................................      293,250            26.39
  Canceled..............................................      (58,488)           15.07
  Exercised.............................................     (701,117)            4.82
                                                            ---------
Outstanding at 6/30/98..................................    2,511,731             9.05

  Granted...............................................      417,000            22.75
  Canceled..............................................      (48,864)           21.69
  Exercised.............................................     (644,566)            4.67
                                                            ---------
Outstanding at 6/30/99..................................    2,235,301            12.59

  Granted...............................................      617,516            24.07
  Canceled..............................................       (5,947)           26.20
  Exercised.............................................     (515,575)            7.76
                                                            ---------
Outstanding at 6/30/00..................................    2,331,295           $16.67
                                                            =========

Available for grant (6,243,750 authorized)..............      658,173

Exercisable at 6/30/00..................................    1,366,460           $11.56

  Non-Employee Directors' Stock Option Plan

     During fiscal year 1994, the shareholders ratified the adoption by the Board of Directors of the 1993 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). This formula plan, among other things, enhances the Company's ability to attract and retain experienced directors. In December 1998, the number of shares which each non-employee director is optioned was decreased from 11,250 to 7,500 shares on the grant date. In October 1999, the number of shares which each non-employee director is optioned was decreased from 7,500 to 5,000 shares on the grant date. Effective October 2000, the number of shares which each non-employee director is optioned is 7,500 shares on the grant date.

     All options granted under the Directors' Plan have ten-year terms and are exercisable at an option exercise price equal to the market price of the common stock on the date of grant. Each option is exercisable on the date of the first annual shareholders' meeting immediately following the date of grant of the option, provided there has been no interruption of the optionee's service on the Board before that date. The following

                            BARR LABORATORIES, INC.

is a summary of activity adjusted for the June 2000 3-for-2 stock split, for the three fiscal years ended June 30, 2000:

                                                                           WEIGHTED-AVERAGE
                                                          NO. OF SHARES      OPTION PRICE
                                                          -------------    ----------------
Outstanding at 6/30/97..................................     365,250            $ 8.07
  Granted...............................................     101,250             24.00
  Canceled..............................................     (16,875)            24.00
  Exercised.............................................     (57,000)             6.60
                                                             -------
Outstanding at 6/30/98..................................     392,625             11.70

  Granted...............................................      56,250             32.42
  Exercised.............................................     (43,875)             7.88
                                                             -------
Outstanding at 6/30/99..................................     405,000             14.99

  Granted...............................................      37,500             19.96
  Exercised.............................................     (52,500)             8.30
                                                             -------
Outstanding at 6/30/00..................................     390,000            $16.37
                                                             =======

Available for grant (843,750 authorized)................     240,375

Exercisable at 6/30/00..................................     352,500            $15.99

EMPLOYEE STOCK PURCHASE PLAN

     During fiscal 1994, the shareholders ratified the adoption by the Board of Directors of the 1993 Employee Stock Purchase Plan (the "Purchase Plan") to offer employees an inducement to acquire an ownership interest in the Company. The Purchase Plan permits eligible employees to purchase, through regular payroll deductions, an aggregate of 675,000 shares of common stock at approximately 85% of the fair market value of such shares. Under the Plan, purchases were 60,874, 59,965 and 64,771 shares for the years ended June 30, 2000, 1999 and 1998, respectively.

  Accounting for Stock-Based Compensation Plans

     The Company applies APB No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                          AS
                                                        REVISED
                                                         2000       1999       1998
                                                        -------    -------    -------
Net earnings
  As reported.........................................  $44,177    $49,250    $32,720
  Pro forma...........................................  $41,233    $46,940    $30,752
Net earnings per share
  As reported.........................................  $  1.28    $  1.45    $  1.00
  Pro forma...........................................  $  1.20    $  1.39    $  0.94
Net earnings per share -- assuming dilution
  As reported.........................................  $  1.24    $  1.39    $  0.94
  Pro forma...........................................  $  1.15    $  1.33    $  0.89

                            BARR LABORATORIES, INC.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2000, 1999 and 1998, respectively: dividend yield of 0%; expected volatility of 50.6%, 48.9% and 42.1%; weighted-average risk-free interest rates of 5.8%, 4.7% and 5.9%; and expected option life of 3 years for the 1993 Option Plan and 4 years for the Directors' Plan.

     The following table summarizes information about stock options outstanding at June 30, 2000:

                               OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 -----------------------------------------------   ----------------------------
                                   WEIGHTED
   RANGE OF        NUMBER          AVERAGE           WEIGHTED        NUMBER         WEIGHTED
   EXERCISE      OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
    PRICES       AT 6/30/00    CONTRACTUAL LIFE   EXERCISE PRICE   AT 6/30/00    EXERCISE PRICE
--------------   -----------   ----------------   --------------   -----------   --------------
$ 3.03 -  7.58      925,184          4.43             $ 6.44          925,184        $ 6.44
 11.50 - 14.74      373,285          6.27              12.51          373,285         12.51
 19.60 - 24.89    1,118,218          8.72              23.44          203,325         23.21
 26.02 - 32.41      304,608          7.43              27.57          217,166         28.00
                  ---------                                         ---------
                  2,721,295                                         1,718,960
                  =========                                         =========

(12) SAVINGS AND RETIREMENT PLAN

     The Company has a savings and retirement plan (the "401(k) Plan") which is intended to qualify under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan in the first month following the month of hire. Participating employees may contribute up to a maximum of 12% of their earnings before or after taxes. The Company is required, pursuant to the terms of its union contract, to contribute to each union employee's account an amount equal to the 2% minimum contribution made by such employee. The Company may, at its discretion, contribute a percentage of the amount contributed by an employee to the 401(k) Plan up to a maximum of 10% of such employee's compensation. Participants are always fully vested with respect to their own contributions and any profits arising therefrom. Participants become fully vested in the Company's contributions and related earnings after five full years of employment.

     The Company's contributions to the 401(k) Plan were $2,608, $2,292 and $2,194 for the years ended June 30, 2000, 1999 and 1998, respectively.

     In Fiscal 2000, the Board of Directors approved a non-qualified plan ("Excess Plan") that enables certain executives to defer up to 10% of their compensation in excess of the qualified plan. The Company may, at its discretion, contribute a percentage of the amount contributed by the individuals covered under this Excess Plan to a maximum of 10% of such individual's compensation. In fiscal 2000, the Company chose to make contributions at the 10% rate to this plan. As of June 30, 2000, the Company had recorded an asset and liability for the Excess Plan of $422.

(13) OTHER INCOME (EXPENSE)

     A summary of other income (expense) is as follows:

                                                               YEAR ENDED JUNE 30,
                                                              ---------------------
                                                              2000     1999    1998
                                                              -----    ----    ----
Net gain (loss) on sale of assets...........................  $ 470    $(11)   $(63)
Net (loss) gain on sale of securities.......................   (141)    (11)      2
Other.......................................................     18      58      44
                                                              -----    ----    ----
Other income (expense)......................................  $ 347    $ 36    $(17)
                                                              =====    ====    ====

                            BARR LABORATORIES, INC.

(14) COMMITMENTS AND CONTINGENCIES

     The Company is party to various operating leases which relate to the rental of office facilities and equipment. The Company believes it will be able to extend such leases, if necessary. Rent expense charged to operations was $1,069, $1,099 and $1,493 in fiscal 2000, 1999 and 1998, respectively. Future minimum rental payments, exclusive of taxes, insurance and other costs under noncancellable long-term operating lease commitments, are as follows:

                                                              MINIMUM
                        YEAR ENDING                            RENTAL
                          JUNE 30,                            PAYMENTS
                        -----------                           --------
  2001......................................................    $614
  2002......................................................     185
  2003......................................................     159
  2004......................................................     148
  2005......................................................     110

  Product Liability

     The Company maintains product liability insurance coverage in the amount of $20,000. No significant product liability suit has ever been filed against the Company. However, if one were filed and such a case were successful against the Company, it could have a material adverse effect upon the business and financial condition of the Company to the extent such judgment was not covered by insurance or exceeded the policy limits.

CLASS ACTION LAWSUITS

     On July 14, 2000, Louisiana Wholesale Drug Co. filed a class action complaint in the United States District Court for the Southern District of New York against Bayer Corporation, the Rugby Group and the Company. The complaint alleges that the Company and the Rugby Group agreed with Bayer Corporation not to compete with a generic version of Ciprofloxacin pursuant to an anti-competitive agreement between the defendants. The plaintiff purports to bring claims on behalf of all direct purchasers of Cipro from 1997 to present. On August 1, 2000, Maria Locurto filed a similar class action complaint in the United States District Court for the Eastern Division of New York. On August 4, 2000, Ann Stuart, et al filed a class action complaint in the Superior Court of New Jersey, Law Division, Camden County. This complaint alleges violations of New Jersey statutes relating to the Cipro agreement.

     The Company believes that its agreement with Bayer Corporation is a valid settlement to a patent suit and cannot form the basis of an antitrust claim. Although it is not possible to forecast the outcome of these matters, the Company intends to vigorously defend itself. It is anticipated that these matters may take several years to be resolved but an adverse judgment could have a material adverse impact on the Company's financial statements.

INVAMED, INC./APOTHECON, INC. LAWSUIT

     In February 1998 and May 1999, Invamed, Inc., which has since been acquired by Geneva Pharmaceuticals, Inc., a division of Novartis AG ("Invamed"), and Apothecon, Inc., a division of Bristol-Meyers Squibb, Inc. ("Apothecon"), respectively, named the Company and several others as defendants in lawsuits filed in the United States District Court for the Southern District of New York, charging that the Company unlawfully blocked access to the raw material source for Warfarin Sodium. The Company believes that these suits are without merit and intends to defend its position vigorously. These actions are currently in the discovery stage. It is anticipated that this matter may take several years to be

                            BARR LABORATORIES, INC.

resolved but an adverse judgment could have a material adverse impact on the Company's consolidated financial statements.

ADMINISTRATIVE MATTERS

     Federal antitrust authorities have undertaken a review of certain trade practices within the pharmaceutical industry, specifically patent challenge settlements, unfair trade practices by brand drug companies and exclusive supply arrangements. The Company has voluntarily discussed with the Federal Trade Commission ("FTC") its arrangements with the supplier of the raw material for its Warfarin Sodium. The Company has voluntarily responded to requests from the Department of Justice by providing documents relating to the settlement of its Tamoxifen patent challenge. On June 30, 1999, the Company received a subpoena and civil investigative demand from the FTC relating to its March 1997 patent litigation settlement regarding Ciprofloxacin hydrochloride. The Company believes that it has complied with all applicable laws and regulations governing trade and competition in the marketplace in connection with its arrangements with its raw material suppliers and its two patent challenge settlements.

  Other Litigation

     As of June 2000, the Company was involved with other lawsuits incidental to its business, including patent infringement actions. Management of the Company, based on the advice of legal counsel, believes that the ultimate disposition of such other lawsuits will not have any significant adverse effect on the Company's consolidated financial statements.

(15) FOURTH QUARTER CHARGE FOR FISCAL 1998


     During the quarter ended June 1998, the Company recorded a $1,200 restructuring charge which is included in selling, general and administrative expenses in the Consolidated Statements of Operations. Approximately half of this charge related to the write-off of equipment and leasehold improvements in connection with the closing of a leased New Jersey packaging facility, for which the operations have been relocated to other company facilities. The remainder related to severance related expenses for certain operations employees, primarily those affiliated with the closed facility. As of June 30, 1999, the 1998 fourth quarter restructuring plan was completed and all payments were made.

                            BARR LABORATORIES, INC.

(16) QUARTERLY DATA (UNAUDITED)

     A summary of the quarterly results of operations is as follows:


                                                               THREE MONTH PERIOD ENDED
                                                 ----------------------------------------------------
                                                 AS REVISED    AS REVISED    AS REVISED    AS REVISED
                                                  SEPT. 30      DEC. 31       MAR. 31       JUNE 30
                                                 ----------    ----------    ----------    ----------
FISCAL YEAR 2000:
Total revenues.................................   $92,103       $113,987      $121,522      $112,498
Cost of sales..................................    61,973         81,326        92,889        79,464
Net earnings...................................    11,493         12,394        11,848         8,442
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION
Net earnings(1)(3).............................   $  0.32       $   0.35      $   0.33      $   0.23
                                                  =======       ========      ========      ========
PRICE RANGE OF COMMON STOCK(2)
High...........................................   $ 26.75       $  23.50      $  33.92      $  45.88
Low............................................     18.88          19.00         20.00         25.38

FISCAL YEAR 1999:
Total revenues.................................   $89,149       $102,637      $115,822      $108,342
Cost of sales..................................    63,908         73,920        87,968        75,597
Net earnings...................................    11,204         12,281        12,662        13,103
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION
Net earnings(1)(3).............................   $  0.32       $   0.35      $   0.36      $   0.37
                                                  =======       ========      ========      ========
PRICE RANGE OF COMMON STOCK(2)
High...........................................   $ 26.50       $  33.17      $  32.37      $  27.00
Low............................................     16.46          16.59         18.92         19.00


---------------
(1) The sum of the individual quarters may not equal the full year amounts due to the effects of the market prices in the application of the treasury stock method. During its two most recent fiscal years, the Company paid no cash dividend.

(2) The Company's common stock is listed and traded on the New York Stock Exchange (BRL). At June 30, 2000, there were approximately 669 shareholders of record of common stock. The Company believes that a significant number of beneficial owners hold their shares in street names.


(3) The quarters ended March 31, 2000 and June 30, 2000 have been restated to record a warrant subscription receivable for the value of the warrants issued to DuPont and to apply the initial proceeds earned under the related DuPont Agreements to the warrant subscription receivable (see Notes 1 and 2). In addition, the Company has reclassified proceeds from supply agreement for the quarters ended September 30, December 31, March 31, and June 30, 2000 and 1999 from revenue to proceeds from

                            BARR LABORATORIES, INC.

    patent challenge settlement (see Notes 1 and 3). A summary of the effects of the restatement and reclassification is as follows:



                                                             THREE MONTH PERIOD ENDED
                           --------------------------------------------------------------------------------------------
                                 SEP. 30                 DEC. 31                 MAR. 31                 JUN. 30
                           --------------------   ---------------------   ---------------------   ---------------------
                               AS                     AS                      AS                      AS
                           PREVIOUSLY     AS      PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
                            REPORTED    REVISED    REPORTED    REVISED     REPORTED    REVISED     REPORTED    REVISED
                           ----------   -------   ----------   --------   ----------   --------   ----------   --------
FISCAL 2000
Total revenues...........   $98,853     $92,103    $120,820    $113,987    $135,760    $121,522    $126,845    $112,498
Net earnings.............    11,493      11,493      12,394      12,394       2,667      11,848      15,788       8,442
Earnings per common
  share -- assuming
  dilution...............   $  0.32     $  0.32    $   0.35    $   0.35    $   0.07    $   0.33    $   0.44    $   0.23



                               AS                     AS                      AS                      AS
                           PREVIOUSLY     AS      PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
                            REPORTED    REVISED    REPORTED    REVISED     REPORTED    REVISED     REPORTED    REVISED
                           ----------   -------   ----------   --------   ----------   --------   ----------   --------
FISCAL 1999
Total revenues...........   $97,149     $89,149    $109,220    $102,637    $122,572    $115,822    $115,092    $108,342
Net earnings.............    11,204      11,204      12,281      12,281      12,662      12,662      13,103      13,103
Earnings per common
  share -- assuming
  dilution...............   $  0.32     $  0.32    $   0.35    $   0.35    $   0.36    $   0.36    $   0.37    $   0.37

                            BARR LABORATORIES, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                RESTATED      RESTATED
                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2000
                                                              ------------    --------
                                                               (IN THOUSANDS, EXCEPT
                                                                   SHARE AMOUNTS)
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $195,015      $155,922
  Marketable securities.....................................          --            96
  Accounts receivable, less allowances of $5,003 and $4,140,
     respectively...........................................      65,318        54,669
  Other receivables.........................................      23,082        23,811
  Inventories...............................................     110,564        79,482
  Prepaid expenses..........................................       4,246         1,428
                                                                --------      --------
          Total current assets..............................     398,225       315,408
Property, plant and equipment, net of accumulated
  depreciation of $53,371 and $50,826, respectively.........      96,137        95,296
Other assets................................................       7,999        13,149
                                                                --------      --------
          Total assets......................................    $502,361      $423,853
                                                                ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $129,141      $ 94,529
  Accrued liabilities.......................................      13,119        11,079
  Deferred income taxes.....................................       1,036         1,036
  Current portion of long-term debt.........................       1,924         1,924
  Income taxes payable......................................      11,988         3,948
                                                                --------      --------
          Total current liabilities.........................     157,208       112,516
Long-term debt..............................................      26,408        28,084
Other liabilities...........................................       1,377           519
Deferred income taxes.......................................         194           566
Commitments & Contingencies
Shareholders' equity:
  Preferred stock $1 par value per share; authorized
     2,000,000; none issued
  Common stock $.01 par value per share; authorized
     100,000,000; issued 35,506,456 and 35,004,869,
     respectively...........................................         355           350
  Additional paid-in capital................................      90,177        83,463
  Additional paid-in capital -- warrants....................      16,418        16,418
  Warrant subscription receivable...........................          --        (1,835)
  Retained earnings.........................................     208,780       181,869
  Accumulated other comprehensive income....................       1,457         1,916
                                                                --------      --------
                                                                 317,187       282,181
  Treasury stock at cost: 176,932 shares....................         (13)          (13)
                                                                --------      --------
          Total shareholders' equity........................     317,174       282,168
                                                                --------      --------
          Total liabilities and shareholders' equity........    $502,361      $423,853
                                                                ========      ========


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
              FOR THE SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999


                                                                   SIX MONTHS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               RESTATED       RESTATED
                                                                 2000           1999
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
                                                                     (UNAUDITED)
Revenues:
  Product sales.............................................   $221,436       $206,090
  Development and other revenue.............................      9,807             --
                                                               --------       --------
     Total revenues.........................................    231,243        206,090
Costs and expenses:
  Cost of sales.............................................    155,658        143,299
  Selling, general and administrative.......................     25,062         20,797
  Research and development..................................     25,894         18,663
                                                               --------       --------
Earnings from operations....................................     24,629         23,331
Proceeds from patent challenge settlement (Note 3)..........     14,000         13,583
Interest income.............................................      4,768          2,169
Interest expense............................................      1,005          1,289
Other income................................................      1,774            451
                                                               --------       --------
Earnings before income taxes................................     44,166         38,245
Income tax expense..........................................     17,255         14,358
                                                               --------       --------
Net earnings................................................   $ 26,911       $ 23,887
                                                               ========       ========
Earnings per common share...................................   $   0.77       $   0.70
                                                               ========       ========
Earnings per common share -- assuming dilution..............   $   0.71       $   0.67
                                                               ========       ========
Weighted average shares.....................................     35,172         34,273
                                                               ========       ========
Weighted average shares -- assuming dilution................     37,684         35,440
                                                               ========       ========


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999


                                                              RESTATED
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net earnings................................................  $ 26,911    $ 23,887
Adjustments to reconcile net earnings to net cash provided
  by (used in) operating activities:
  Depreciation and amortization.............................     5,355       5,226
  Loss (gain) on sale of assets.............................        92        (482)
  (Gain) loss on sale of marketable securities..............    (4,301)         29
  Write-off of investment...................................     2,450          --
  Changes in assets and liabilities:
  (Increase) decrease in:
     Accounts receivable and other receivables, net.........    (9,920)    (23,753)
     Inventories............................................   (31,082)    (28,525)
     Prepaid expenses.......................................    (2,818)       (178)
     Other assets...........................................      (486)       (809)
  Increase(decrease)in:
     Accounts payable, accrued liabilities and other
      liabilities...........................................    36,918       4,396
     Income taxes payable...................................     8,040       5,459
                                                              --------    --------
  Net cash provided by (used in) operating activities.......    31,159     (14,750)
                                                              --------    --------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................    (5,640)     (7,468)
Proceeds from sale of property, plant and equipment.........        27         162
Proceeds from marketable securities, net....................     6,689         156
                                                              --------    --------
  Net cash provided by (used in) investing activities.......     1,076      (7,150)
                                                              --------    --------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments on long-term debt and capital leases.....    (1,696)     (1,697)
Earnings from DuPont agreements applied to warrant
  receivable................................................     1,835          --
Proceeds from exercise of stock options and employee stock
  purchases.................................................     6,719       2,690
                                                              --------    --------
  Net cash provided by financing activities.................     6,858         993
                                                              --------    --------
  Increase (decrease) in cash and cash equivalents..........    39,093     (20,907)
Cash and cash equivalents at beginning of period............   155,922      94,867
                                                              --------    --------
Cash and cash equivalents at end of period..................  $195,015    $ 73,960
                                                              ========    ========
SUPPLEMENTAL CASH FLOW DATA:
Cash paid during the period
  Interest, net of portion capitalized......................  $  1,018    $  1,289
                                                              ========    ========
  Income taxes..............................................  $  9,715    $  8,053
                                                              ========    ========
Non-cash transactions
  Write-off of equipment & leasehold improvements related to
     closed facility........................................  $     --    $    115
                                                              ========    ========
  Equipment under capital lease.............................  $    612    $     --
                                                              ========    ========


        See accompanying notes to the consolidated financial statements.

                            BARR LABORATORIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Barr Laboratories, Inc. and its wholly-owned subsidiaries (the "Company" or "Barr").


     As disclosed in the Company's Annual Report on Form 10-K/A for the year ended June 30, 2000 and the Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2000, the Company has restated its consolidated financial statements for the six months ended December 31, 2000. This restatement results from a revision in the Company's method of accounting for the warrants issued to DuPont Pharmaceuticals Company in connection with the strategic alliance executed in March 2000 (see Note 5). The total effect of the restatement was to decrease net income and earnings per share in the six months ended December 31, 2000 by $1,835 or $0.05 per share. In addition, the Company reclassified proceeds from supply agreements from revenue to non-operating income under the caption, proceeds from patent challenge settlement. The reclassification had no effect on the previously reported net income. A summary of the effects of the restatement and reclassification is as follows:



                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                            DECEMBER 31, 2000           DECEMBER 31, 2000
                                         ------------------------    ------------------------
                                             AS                          AS
                                         PREVIOUSLY                  PREVIOUSLY
                                          REPORTED     AS REVISED     REPORTED     AS REVISED
                                         ----------    ----------    ----------    ----------
Total revenues.........................   $135,236      $128,236      $247,078      $231,243
Earnings from operations...............     20,115        13,115        40,464        24,629
Net earnings...........................     16,521        16,521        28,746        26,911
Earnings per common share -- assuming
  dilution.............................   $   0.44      $   0.44      $   0.76      $   0.71



                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                            DECEMBER 31, 1999           DECEMBER 31, 1999
                                         ------------------------    ------------------------
                                             AS                          AS
                                         PREVIOUSLY                  PREVIOUSLY
                                          REPORTED     AS REVISED     REPORTED     AS REVISED
                                         ----------    ----------    ----------    ----------
Total revenues.........................   $120,820      $113,987      $219,673      $206,090
Earnings from operations...............     19,511        12,678        36,914        23,331
Net earnings...........................     12,394        12,394        23,887        23,887
Earnings per common share -- assuming
  dilution.............................   $   0.35      $   0.35      $   0.67      $   0.67



     In the opinion of the Management of the Company, the interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. Interim results are not necessarily indicative of the results that may be expected for a full year. These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K/A for the year ended June 30, 2000 and quarterly report on Form 10-Q/A for the period ended September 30, 2000.


2. CASH AND CASH EQUIVALENTS

     Cash equivalents consist of short-term, highly liquid investments, including market auction securities with interest rates that are re-set in intervals of 7 to 49 days, which are readily convertible into cash at par value, which approximates cost.

                            BARR LABORATORIES, INC.

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

     As of December 31, 2000 and June 30, 2000, approximately $115,976 and $74,011, respectively, of the Company's cash was held in an interest bearing escrow account. Such amounts represent the portion of the Company's payable balance with AstraZeneca Pharmaceuticals LP ("AstraZeneca"), which the Company has decided to secure in connection with its cash management policy. The Company pays AstraZeneca a monthly fee based on a rate multiplied by the average unsecured monthly Tamoxifen payable balance.

3. OTHER RECEIVABLES


     Other receivables consist primarily of patent challenge settlement receivables and receivables related to development and other revenue (See Note
5).


4. INVENTORIES

     Inventories consisted of the following:

                                                        DECEMBER 31,    JUNE 30,
                                                            2000          2000
                                                        ------------    --------
Raw materials and supplies............................    $ 18,806      $16,884
Work-in-process.......................................       6,292        5,102
Finished goods........................................      85,466       57,496
                                                          --------      -------
                                                          $110,564      $79,482
                                                          ========      =======

     Tamoxifen citrate, purchased as a finished product, accounted for approximately $69,649 and $42,730 of finished goods as of December 31, 2000 and June 30, 2000, respectively.


5. DEVELOPMENT AND OTHER REVENUE/WARRANT SUBSCRIPTION RECEIVABLE



     As discussed in the Company's Annual Report on Form 10-K/A, in March 2000, the Company entered into various agreements with DuPont Pharmaceuticals Company ("DuPont"). For the three and six months ended December 31, 2000 the Company earned approximately $6,480 and $11,642, respectively, related to these agreements, of which $1,835 was recorded as an offset to warrant subscription receivable in the six month period, with the balance recorded as development and other revenue.


6. OTHER (EXPENSE) INCOME

     The Company recorded a gain of $4,289 in the quarter ended December 31, 2000, on the sale of a portion of its investment in Galen Holdings PLC.

     In September 1998, the Company made an investment in Gynetics, Inc. ("Gynetics"), a privately owned company. The Company's investment represented approximately 7% of Gynetics' outstanding voting shares. Barr does not have the ability to exercise significant influence on Gynetic's operations and therefore, the Company accounted for this investment using the cost method of accounting.

     In the quarter ended September 30, 2000, the Company reviewed the valuation of its investment in Gynetics in light of numerous negative events that occurred in the quarter, including product development delays and threatened litigation. Due to these events as well as continued operating difficulties at Gynetics that included extensive losses and negative operating cash flow, Barr concluded as of September 30, 2000 that its investment in Gynetics should be written down to $0, the current realizable value. Other income (expense) in the consolidated financial statements includes approximately $2.5 million related to this write-off.

     The prior year included a $343 gain resulting from the receipt of 500,000 warrants from Halsey Drug Company, Inc. in exchange for rights to several pharmaceutical products.

                            BARR LABORATORIES, INC.

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

7. EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominators used to calculate earnings per common share ("EPS") on the Consolidated Statements of
Earnings:


                                                            SIX MONTHS ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                          AS REVISED
                                                             2000        1999
                                                          ----------    -------
                                                            (SHARE AMOUNTS IN
                                                               THOUSANDS)
EARNINGS PER COMMON SHARE:
Net earnings (numerator)................................   $26,911      $23,887
Weighted average shares (denominator)...................    35,172       34,273
  Net earnings..........................................   $  0.77      $  0.70
                                                           =======      =======
EARNINGS PER COMMON SHARE -- ASSUMING DILUTION:
Net earnings (numerator)................................   $26,911      $23,887
Weighted average shares.................................    35,172       34,273
Effect of dilutive options..............................     2,512        1,167
                                                           -------      -------
  Weighted average shares -- assuming dilution
     (denominator)......................................    37,684       35,440
  Net earnings..........................................   $  0.71      $  0.67
                                                           =======      =======


     During the six months ended December 31, 2000 and 1999, there were 1,371,000 and 1,371,000, respectively, of outstanding options and warrants that were not included in the computation of diluted EPS, because the securities' exercise prices were greater than the average market price of the common stock for the period.

8. COMPREHENSIVE INCOME

     Comprehensive income is defined as the total change in shareholders' equity during the period other than from transactions with shareholders. For the Company, comprehensive income is comprised of net income and the net changes in unrealized gains and losses on securities classified for Statement of Financial Accounting Standards ("SFAS") No. 115 purposes as "available for sale". Total comprehensive income for the six months ended December 31, 2000 and 1999 was $12,460 and $24,152, respectively.

9. NEW ACCOUNTING PRONOUNCEMENTS

  Derivative Instruments

     On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 138 (collectively, SFAS No. 133), provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The Company implemented SFAS No. 133 on July 1, 2000 and its adoption did not have a material impact on the Company's consolidated financial statements.

  Revenue Recognition

     In December 1999, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements" which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial

                            BARR LABORATORIES, INC.

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

statements. The effective date of this bulletin is the Company's fourth fiscal quarter ending June 30, 2001. Based on its current accounting policies, the Company does not expect any material changes to its consolidated financial statements as a result of adopting SAB 101.

10. STRATEGIC COLLABORATIONS

     The Company, from time to time, enters into development or supply collaborations or makes investments in third parties to support the Company's business strategies. These collaborations include, but are not limited to, agreements with suppliers for raw materials, licensing technologies for generic or proprietary products and making equity or debt investments in third parties. Financial terms may include cash payments upon execution of an agreement or upon achieving certain milestones or upon successful launch and commercialization of the developed product. Such payments are either capitalized as other assets and amortized, or expensed as research and development, depending upon the nature of the payment. Many of these arrangements include termination provisions that allow the Company to withdraw from a project if it is deemed no longer appropriate by the Company.

11. FACILITY OPTIMIZATION CHARGES

     During the quarter ended September 30, 2000, the Company recorded a $740 charge related to the ongoing rationalization of its New York and New Jersey manufacturing operations as well as a reduction of several salaried positions. The Company recorded a similar charge of $540 in the prior year. These charges are included in selling, general and administrative expenses in the Consolidated Statements of Earnings. The rationalization plan was completed by September 30, 2000.

12. COMMITMENTS AND CONTINGENCIES

  Class Action Lawsuits

     The Company has been named as a defendant in 34 putative class action complaints alleging violation of federal antitrust laws and/or state antitrust and consumer protection laws on the grounds that the 1997 Bayer-Barr settlement agreement was allegedly anti-competitive. The Company has filed responses in the state actions. All federal cases have been consolidated in the Eastern District of New York. Pending the filing of consolidated amended complaints, the Company has not yet filed responses in any of the federal actions.

     In the three months ended December 31, 2000, six private antitrust class action complaints were filed against Zeneca, Inc., AstraZeneca Pharmaceuticals LP and the Company. The complaints allege that the 1993 settlement of patent litigation between Zeneca, Inc. and the Company insulates Zeneca, Inc. and the Company from generic competition and enables Zeneca, Inc. and Barr to charge artificially inflated prices for Tamoxifen citrate.

     The Company believes that each of its agreements with Bayer Corporation and Zeneca, Inc., respectively, is a valid settlement to a patent suit and cannot form the basis of an antitrust claim. Although it is not possible to forecast the outcome of these matters, the Company intends to vigorously defend itself. It is anticipated that these matters may take several years to be resolved but an adverse judgment could have a material adverse impact on the Company's consolidated financial statements.

  Invamed, Inc./Apothecon, Inc. Lawsuit

     In February 1998 and May 1999, Invamed, Inc., which has since been acquired by Geneva Pharmaceuticals, Inc. a subsidiary of Novartis AG, and Apothecon, Inc., a subsidiary of Bristol-Meyers Squibb, Inc., respectively, named the Company and several others as defendants in lawsuits filed in the United States District Court for the Southern District of New York, charging that the Company unlawfully

                            BARR LABORATORIES, INC.

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

blocked access to the raw material source for Warfarin Sodium. The two actions have been consolidated. The Company believes that these suits are without merit and intends to vigorously defend its position. These actions are currently in the discovery stage. It is anticipated that this matter may take several years to be resolved but an adverse judgement could have a material impact on the Company's consolidated financial statements.

  Other Litigation

     As of December 31, 2000, the Company was involved with other lawsuits incidental to its business, including patent infringement actions. Management of the Company, based on the advice of legal counsel, believes that the ultimate disposition of such other lawsuits will not have any significant adverse effect on the Company's consolidated financial statements.

  Administrative Matters

     In 1998 and 1999, the Company was contacted by the Department of Justice ("DOJ") regarding the March 1993 resolution of the Tamoxifen patent litigation. Barr continues to cooperate with the DOJ in this examination, and believes that the DOJ will ultimately determine that the settlement was appropriate and a benefit to consumers. The DOJ has not contacted the Company about this matter since June 1999.

     On June 30, 1999, Barr received a civil investigative demand and a subpoena from the Federal Trade Commission ("FTC"), that, although not alleging any wrongdoing, sought documents and data relating to the January 1997 agreements resolving patent litigation involving Ciprofloxacin hydrochloride, which had been pending in the U.S. District Court for the Southern District of New York. The FTC is investigating whether the Company, through settlement and supply agreements, has engaged or are engaging in activities in violation of the antitrust laws. Barr continues to cooperate with the FTC in this investigation.

     The Company believes that the patent challenge process under the Hatch-Waxman Act represents a pro-consumer and pro-competitive alternative to bringing generic products to market more rapidly than might otherwise be possible. Barr believes that once all the facts are considered, and the benefits to consumers are assessed, that these DOJ and FTC investigations will be satisfactorily resolved. However, consideration of these matters could take considerable time, and while unlikely, any adverse judgement in either matter could have a material adverse effect on the Company's consolidated financial statements.

  Fluoxetine Hydrochloride Patent Challenge


     As disclosed in the Company's previous public filings, the U.S. Court of Appeals, Federal Circuit in Washington D.C., ruled in favor of Barr's challenge to Eli Lilly Company's ("Lilly") patent protecting Prozac(R). On October 6, 2000, Lilly filed a petition asking the full panel of the Court of Appeals to rehear the case. The Court of Appeals has not yet ruled on Lilly's petition, and Lilly is expected to seek review by the U.S. Supreme Court if the Court of Appeals does not reverse the present ruling. If the litigation is successfully resolved, the Company and its partners will share in a success fee, payable to its attorneys, currently estimated to be approximately $5,000. The Company's share of the success fee is estimated to be between $2,000 and $2,500.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                3,000,000 SHARES


                                  [BARR LOGO]

                         ------------------------------

                                   PROSPECTUS
                                           , 2001
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be:



SEC Registration Fee........................................    $ 79,461.23
NASD Filing Fee.............................................      30,500.00
Printing and Engraving Costs................................      75,000.00
Transfer Agent and Registrar Fees...........................       5,000.00
Accounting Fees.............................................     400,000.00
Legal Fees and Expenses.....................................     350,000.00
Blue Sky Fees and Expenses..................................       5,000.00
Miscellaneous...............................................       5,038.77
                                                                -----------
          Total.............................................    $950,000.00
                                                                ===========



     All expenses will be borne by the selling shareholder and the selling shareholder will pay all legal fees and expenses incurred by it.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 721 through 726 of the New York Business Corporation Law contain detailed provision for indemnification of directors and officers of New York corporations against judgments, penalties, fines, Settlements and reasonable expenses in connection with litigation. Such statutory provisions are not Exclusive of any rights to indemnification granted under our Certificate of Incorporation, as amended (the "Certificate"), our By-laws, as amended (the "By-laws"), indemnification agreements or otherwise.

     Article Eighth of the Certificate and Article X of the By-laws permit, but do not require, us to indemnify our directors and officers to the fullest extent permitted by law.

     We have purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) us against certain costs which we might be required to pay by way of indemnification to our directors or officers under the Certificate or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by us. In addition, we have purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which we, or the fiduciaries under our employee benefit plans, which may include our directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

     Pursuant to the Underwriting Agreement relating to the offering, the underwriters have agreed to indemnify our directors, officers and controlling persons, in their capacity as such, against some liabilities, including some liabilities under the Securities Act, arising out of information furnished to us by the underwriters for use in the prospectus.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
 1.1 *   Form of Underwriting Agreement
 5.1 *   Opinion of Winston & Strawn
23.1 *   Consent of Winston & Strawn (See Exhibit 5.1)
23.2     Consent of Deloitte & Touche LLP
24.1 *   Powers of Attorney (Included on the signature page of this
         Registration Statement)
24.2     Power of Attorney for Carole S. Ben-Maimon
24.3     Power of Attorney for Harold N. Chefitz


---------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, (1) each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (2) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (3) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, Unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona, State of New York on this 3rd day of May, 2001.


                                          BARR LABORATORIES, INC.

                                          By /s/      WILLIAM T. MCKEE
                                            ------------------------------------
                                                      William T. McKee
                                                Senior Vice President, Chief
                                              Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----
                         *                           Chairman of the Board (Principal      May 3, 2001
---------------------------------------------------    Executive Officer)
                  Bruce L. Downey

               /s/ WILLIAM T. MCKEE                  Senior Vice President, Chief          May 3, 2001
---------------------------------------------------    Financial Officer and Treasurer
                 William T. McKee                      (Principal Financial Officer and
                                                       Principal Accounting Officer)

                         *                           Vice Chairman of the Board            May 3, 2001
---------------------------------------------------
                  Edwin A. Cohen

                         *                           Director                              May 3, 2001
---------------------------------------------------
                Carol S. Ben-Maimon

                         *                           Director                              May 3, 2001
---------------------------------------------------
                  Paul M. Bisaro

                         *                           Director                              May 3, 2001
---------------------------------------------------
                 Robert J. Bolger

                         *                           Director                              May 3, 2001
---------------------------------------------------
                 Harold N. Chefitz

                         *                           Director                              May 3, 2001
---------------------------------------------------
                Michael F. Florence

                         *                           Director                              May 3, 2001
---------------------------------------------------
                   Jacob M. Kay

                         *                           Director                              May 3, 2001
---------------------------------------------------
                Bernard C. Sherman

                         *                           Director                              May 3, 2001
---------------------------------------------------
                 George P. Stephan

             *By /s/ WILLIAM T. MCKEE                                                      May 3, 2001
  ----------------------------------------------
        William T. McKee, Attorney-in-Fact